Exhibit 10.1

Execution Version

FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

dated as of September 4, 2025,

among

CF INDUSTRIES HOLDINGS, INC.,
as Holdings,

CF INDUSTRIES, INC.,
as the Lead Borrower,

the DESIGNATED BORROWERS party hereto,
as additional Borrowers,

the Lenders party hereto,

the Issuing Banks party hereto

and

CITIBANK, N.A.,
as Administrative Agent

CITIBANK, N.A.,
BMO CAPITAL MARKETS CORP. and GOLDMAN SACHS BANK USA,
as Joint Lead Arrangers and Joint Bookrunners,

and

BMO CAPITAL MARKETS CORP. and GOLDMAN SACHS BANK USA,
as Syndication Agents

Table of Contents

ii

SCHEDULES

Schedule 2.1	--	Commitments
Schedule 2.5(l)	--	Existing Letters of Credit
Schedule 2.16(g)	--	UK Treaty Lenders and UK Non-Bank Lenders
Schedule 2.17	--	Administrative Agent’s Office
Schedule 6.2	--	Existing Liens

EXHIBITS

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Borrowing Request
Exhibit C	--	Form of Interest Election Request
Exhibit D-1	--	Form of Multicurrency Revolving Note
Exhibit D-2	--	Form of US Dollar Revolving Note
Exhibit E	--	Form of Guaranty Agreement
Exhibit F	--	Form of Compliance Certificate
Exhibit G	--	Form of Maturity Date Extension Request
Exhibit H	--	Form of Designated Borrower Request and Assumption Agreement
Exhibit I	--	Form of Credit Agreement Joinder
Exhibit J	--	Form of Guaranty Joinder Agreement

iii

FIRST AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT, dated as of September 4, 2025 (this “Agreement”), among CF INDUSTRIES HOLDINGS, INC., a Delaware corporation (“Holdings”), CF INDUSTRIES, INC., a Delaware corporation (the “Lead Borrower”), the DESIGNATED BORROWERS from time to time party hereto, the LENDERS from time to time party hereto, CITIBANK N.A., as Administrative Agent, and the Issuing Banks as defined herein.

WHEREAS, the Lead Borrower is party to the Existing Credit Agreement (as defined herein);

WHEREAS, the Lead Borrower desires to refinance all outstanding obligations under the Existing Credit Agreement; and

WHEREAS, the Lenders party hereto (who constitute the “Required Lenders” as defined under the Existing Credit Agreement and all replacement Lenders selected in accordance with Section 2.18(a) of the Existing Credit Agreement to replace Non-Consenting Lenders), have agreed to consent to the amendment and restatement of the Existing Credit Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree that, on the First Restatement Effective Date (as defined herein), the Existing Credit Agreement shall be and is hereby amended and restated as follows:

ARTICLE I

Definitions

Section 1.1        Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in dollars.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acquisition” means a transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any division, line of business or branch of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Holdings or a Subsidiary is the surviving entity.

“Additional Lender” has the meaning set forth in Section 2.20(b).

“Adjusted Term CORRA” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) the Term CORRA Adjustment; provided that if Adjusted Term CORRA as so determined shall ever be less than the Floor, then Adjusted Term CORRA shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent appointed in accordance with Article VIII.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 2.17 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Lead Borrower and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning set forth in Section 9.1.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Citi Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) Adjusted Term SOFR with an Interest Period of 1 month commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Alternate Base Rate due to a change in the Citi Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Citi Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively.

“Alternative Currency” means each of the following currencies: Canadian Dollars, Euro and Sterling.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with dollars.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Holdings or any of its Subsidiaries from time to time concerning or relating to bribery or corruption administered or enforced by any Governmental Authority having jurisdiction over Holdings or any of its Subsidiaries.

“Anti-Terrorism Laws” means any laws, regulations or orders of any Governmental Authority of the United States relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701-1706.), the Trading With the Enemy Act (50 U.S.C. § 4301 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Bank Secrecy Act, as amended by Title III of the USA PATRIOT Act, and any rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable LC Fronting Sublimit” means (a) with respect to each Issuing Bank on the First Restatement Effective Date, the amount set forth opposite such Issuing Bank’s name on Schedule 2.1 and (b) with respect to any other Person that becomes an Issuing Bank pursuant to Section 2.5(j) or 2.5(k)(ii), such amount as agreed to in writing by the Lead Borrower and such Person at the time such Person becomes an Issuing Bank or otherwise as provided in Section 2.5(k)(ii)(y), as each of the foregoing amounts may be decreased or increased from time to time with the written consent of the Lead Borrower and the Issuing Banks (provided that any increase in the Applicable LC Fronting Sublimit with respect to any Issuing Bank shall require the consent of only the Lead Borrower and such Issuing Bank); provided that the aggregate amount of the individual Issuing Bank amounts under this definition shall not be reduced below the LC Sublimit without the written consent of the Lead Borrower.

“Applicable Percentage” means, (a) with respect to any Class of Commitments, for any Lender, subject to Section 2.22, the percentage of the total Commitments for such Class represented by such Lender’s Commitments for such Class, and (b) with respect to the Commitments taken as a whole for all Classes, for any Lender, subject to Section 2.22, the percentage of the aggregate Commitments represented by such Lenders Commitments for all Classes. If any Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any permitted assignments hereunder and subject to Section 2.22.

“Applicable Rate” means, with respect to any Term Benchmark Loan, any ABR Loan, any Canadian Prime Rate Loan, any SONIA Loan or the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth under the caption “Applicable Rate – ABR Loans or Canadian Prime Rate Loans”, “Applicable Rate – Term Benchmark Loans”, “Applicable Rate – SONIA Loans” or “Commitment Fee Rate” in the table below, as the case may be, based upon the Moody’s Rating and the S&P Rating applicable on such date:

Level	Corporate Ratings (S&P / Moody’s / Fitch)	Applicable Rate			Commitment Fee Rate
		ABR Loans or Canadian Prime Rate Loans	Term Benchmark Loans	Adjusted Term CORRA and SONIA Loans
I	≥ Α– / Α3 / Α–	0.00%	0.875%	0.875%	0.09%
II	BBB+ / Baa1 / BBB+	0.00%	1.00%	1.00%	0.10%
III	BBB / Baa2 / BBB	0.125%	1.125%	1.125%	0.11%
IV	BBB- / Baa3 / BBB-	0.25%	1.25%	1.25%	0.15%
V	≤ BB+ / Ba1 / BB+	0.50%	1.50%	1.50%	0.20%

For purposes of this definition, (i) if none of Moody’s, S&P or Fitch shall have in effect a Corporate Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Level V; (ii) if the Corporate Rating established or deemed to have been established by two of Moody’s, S&P and Fitch shall fall within the same Level, the Applicable Rate shall be determined by reference to such Level; (iii) if only one of Moody’s, S&P and Fitch shall have in effect a Corporate Rating, the Applicable Rate shall be determined by reference to the Level in which such Corporate Rating falls; (iv) if the Corporate Rating established or deemed to have been established by Moody’s, S&P and Fitch shall each fall within different Levels from each other, the Applicable Rate shall be determined by reference to the middle Level of such Corporate Ratings, (v) if only two of Moody’s, S&P and Fitch shall have in effect a Corporate Rating and such Corporate Ratings fall within different Levels, the Applicable Rate shall be based on the higher of the two Corporate Ratings unless one of the two Corporate Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the highest of the two Corporate Ratings; and (vi) if the Moody’s Rating, the S&P Rating and the Fitch Rating established or deemed to have been established by Moody’s, S&P and Fitch, respectively, shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrowers and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Applicant Borrower” has the meaning set forth in Section 2.23(a).

“Approved Fund” has the meaning set forth in Section 9.4.

“Approved Member State” means Belgium, France, Germany, Luxembourg, the Netherlands, Sweden and the United Kingdom.

“Arrangers” means Citibank, BMO Capital Markets and Goldman Sachs, each in its capacity as a joint lead arranger and a joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent and the Lead Borrower.

“Assuming Lender” has the meaning set forth in Section 2.19(d).

“Availability Period” means the period from and including the First Restatement Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments in accordance with the terms of this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (d) of Section 2.24(I).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code and any successor statute and all rules and regulations promulgated thereunder.

“Benchmark” means, initially, the Relevant Rate; provided that if a Benchmark Transition Event and its related Benchmark Transition Start Date have occurred with respect to such Relevant Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of Section 2.24(I).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Lead Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Alternative Currency at such time and (b) the related Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Lead Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Alternative Currency at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark for any Alternative Currency:

(1)            in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (or if agreed by the Administrative Agent and the Lead Borrower, the earlier of): (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors or such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to the then-current Benchmark for any Alternative Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(1)            a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(2)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, with respect to any then-current Benchmark for any currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24(I) and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.24(I).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blue Point One” means Blue Point Number One, LLC, a Delaware limited liability company.

“BMO Capital Markets” means BMO Capital Markets Corp.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, as applicable, the Lead Borrower and each Designated Borrower.

“Borrower Materials” has the meaning set forth in Section 9.1.

“Borrowing” means a Multicurrency Revolving Borrowing, a US Dollar Revolving Borrowing or a Swingline Borrowing, as the context may require.

“Borrowing Request” means a request by the Lead Borrower for a Borrowing in accordance with Section 2.3.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York or the state where the Administrative Agent’s Office with respect to Obligations denominated in dollars is located and:

(a)            if such day relates to any interest rate settings as to a Term Benchmark Loan denominated in dollars, any fundings, disbursements, settlements and payments in dollars in respect of any such Term Benchmark Loan, or any other dealings in dollars to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan, means any such day that is also a U.S. Government Securities Business Day;

(b)            if such day relates to any interest rate settings as to a Term Benchmark Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Term Benchmark Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan, means a TARGET Day;

(c)            if such day relates to any interest rate settings as to a Term Benchmark Loan denominated in a currency other than dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;

(d)            if such day relates to any interest rate settings as to a SONIA Loan denominated in Sterling, any fundings, disbursements, settlements and payments in Sterling in respect of any such SONIA Loan, or any other dealings in Sterling to be carried out pursuant to this Agreement in respect of any such SONIA Loan, means any day that is also a SONIA Business Day;

(e)            if such day relates to (i) any fundings, disbursements, settlements and payments in a currency other than (x) dollars or Euro in respect of a Term Benchmark Loan denominated in a currency other than dollars or Euro or (y) in Sterling in respect of a SONIA Loan or (ii) any other dealings in any currency other than dollars, Euro or Sterling to be carried out pursuant to this Agreement in respect of any such Term Benchmark Loan or SONIA Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Available Tenor” means, as of any date of determination and with respect to the then-current Canadian Benchmark, as applicable, (x) if such then-current Canadian Benchmark is a term rate, any tenor for such Canadian Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Canadian Benchmark, (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Canadian Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Canadian Benchmark that is then-removed pursuant to Section 2.24(II)(e) pursuant to this Agreement as of such date.

“Canadian Benchmark” means, initially, Adjusted Term CORRA; provided that if a replacement of the Canadian Benchmark has occurred, then “Canadian Benchmark” means the applicable Canadian Benchmark Replacement to the extent that such Canadian Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Canadian Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Canadian Benchmark Replacement”, means, for any Canadian Benchmark Transition Event:

(1)            For purposes of clause (a) of Section 2.24(II), the sum of: (i) Daily Compounded CORRA and (ii) 0.29547% (29.547 basis points) for a Canadian Available Tenor of one-month’s duration, and 0.32138% (32.138 basis points) for a Canadian Available Tenor of three-months’ duration; and

(2)            For purposes of clause (b) of Section 2.24(II), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Lead Borrower as the replacement for such Canadian Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Canadian Relevant Governmental Body, for Canadian dollar-denominated syndicated credit facilities at such time;

provided that, if the Canadian Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Canadian Floor, the Canadian Benchmark Replacement will be deemed to be the Canadian Floor for the purposes of this Agreement and the other Loan Documents.

“Canadian Benchmark Replacement Conforming Changes” means, with respect to any Canadian Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Canadian Prime Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Lead Borrower) may be appropriate to reflect the adoption and implementation of such Canadian Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Canadian Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Lead Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Canadian Benchmark Transition Event” means, with respect to any then-current Canadian Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Canadian Benchmark, the regulatory supervisor for the administrator of such Canadian Benchmark, the Bank of Canada, an insolvency official with jurisdiction over the administrator for such Canadian Benchmark, a resolution authority with jurisdiction over the administrator for such Canadian Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Canadian Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Canadian Available Tenors of such Canadian Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Canadian Available Tenor of such Canadian Benchmark or (b) all Canadian Available Tenors of such Canadian Benchmark are or will no longer be representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored.

“Canadian Dollar” means the lawful money of Canada.

“Canadian Floor” means a rate of interest equal to 0.0%.

“Canadian Prime Rate” means, for any day, a rate per annum equal to the higher of (a) the rate of interest per annum established by Citibank Canada as the reference rate of interest then in effect for determining interest rates on commercial loans denominated in Canadian Dollars made by it in Canada and (b) the sum of ½ of 1% plus the one-month Adjusted Term CORRA Rate for such day; provided, that if the Canadian Prime Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Canadian Relevant Governmental Body” means the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada, or any successor thereto.

“Cash Collateral Obligations” has the meaning set forth in Section 2.5(i).

“Cash Equivalents” means any of the following: (i) direct obligations issued or directly and fully guaranteed or insured by any Approved Member State, the United States or Canada or any agency or instrumentality thereof (provided that the full faith and credit of the Approved Member State, the United States or Canada is pledged in support thereof) having maturities of not more than one year from the date of acquisition thereof, (ii) marketable direct obligations issued by any state of the United States or the District of Columbia or a province or municipality of Canada, or any political subdivision or government-sponsored entity of any of the foregoing or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having an A- credit rating or better by S&P or A3 credit rating or better by Moody’s or, in the case of such obligations of a province or a political subdivision of Canada, an equivalent rating from DBRS, (iii) dollar denominated time deposits, certificates of deposit and bankers acceptances issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender (or any affiliate thereof) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A-” or the equivalent thereof from S&P or “A3” or the equivalent thereof from Moody’s or A (low) from DBRS with maturities of not more than two years from the date of acquisition by such Person or, in the case of bankers’ acceptances endorsed by any Lender (or affiliate thereof) or other such commercial bank, maturing within six months of the date of acceptance, (iv) repurchase obligations, including whole mortgage loans, with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P, at least P-2 or the equivalent thereof by Moody’s or at least R-1 (low) from DBRS and in each case maturing not more than one year after the date of acquisition by such Person (vi) securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Lender (or affiliate thereof) or any other commercial bank that is rated at least A- or the equivalent thereof by S&P, at least A3 or the equivalent thereof by Moody’s or at least A (low) or the equivalent thereof by DBRS, (vii) investments with average maturities of two years or less from the date of acquisition in money market funds having an AAA credit rating or better by S&P or Aaa credit rating or better by Moody’s (viii) investments in funds that invest at least 90% of their assets in investments of the types described in clauses (i) through (vii) above and (xi) other investments that the Administrative Agent and the Lead Borrower may approve in writing from time to time.

“CFC” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Change in Law” means the occurrence, after the First Restatement Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (y) all requests, rules, requirements, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” after the First Restatement Effective Date, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any of (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as that term is used under Rule 13d-3 under the Exchange Act), directly or indirectly, of Equity Interests representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were not nominated, appointed or approved for election by members of the board of directors of Holdings constituting at the time of such nomination, appointment or approval at least a majority of such board; (c) the failure of Holdings to own, directly or indirectly, 100% of the outstanding Equity Interests of the Lead Borrower (or any permitted successor thereof in accordance with Section 6.3) or any Designated Borrower (or any permitted successor thereof in accordance with Section 6.3); or (d) any “change of control” (as such term or any words of similar import are defined under any Material Indebtedness) shall occur; provided that a “change of control” under this clause (d) shall constitute a Change of Control only if (x) such Material Indebtedness became due and payable as a result thereof and/or (y) the holders of the obligations under such Material Indebtedness shall have the right to accelerate, cancel, terminate, or otherwise require the repayment, repurchase or redemption of, such Material Indebtedness as a result of such “change of control.”

“Charges” has the meaning set forth in Section 9.13.

“Citi Prime Rate” means the rate of interest announced publicly by Citibank from time to time as Citibank’s prime rate.

“Citibank” means Citibank, N.A.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Multicurrency Revolving Lenders or US Dollar Revolving Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Multicurrency Revolving Commitments or US Dollar Revolving Commitments, (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Multicurrency Revolving Loans or US Dollar Revolving Loans and (d) when used with respect to any Facility, refers to whether such Facility is the Multicurrency Revolving Facility or US Dollar Revolving Facility.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Combined Basis” when used with respect to determining any amount for a Specified Subsidiary means that such amount is to be determined by combining the relevant amounts for the Specified Subsidiary and its Subsidiaries from the accounting books and records maintained for such Specified Subsidiary and its Subsidiaries and utilized in the preparation of the consolidated financial statements of Holdings in accordance with GAAP without performing any eliminating adjustments or allocations of items of income or expense.

“Commitment” means a Multicurrency Revolving Commitment or a US Dollar Revolving Commitment, as the context may require.

“Commitment Date” has the meaning set forth in Section 2.19(b).

“Commitment Increase” has the meaning set forth in Section 2.19(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 9.1.

“Compliance Certificate” has the meaning set forth in Section 5.1(c).

“Conforming Changes” means, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate” (if applicable), the definition of “Canadian Prime Rate” (if applicable), the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Lead Borrower) decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Lead Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consenting Lender” has the meaning set forth in Section 2.21(a).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted from revenues in determining such Consolidated Net Income, the sum of:

(a)            the aggregate amount of Consolidated Interest Expense for such period;

(b)            the aggregate amount of expense for taxes paid or accrued for such period;

(c)            all amounts attributable to depreciation and depletion for such period;

(d)            all amortization and other non-cash charges (including, without limitation, non-cash impairment charges, but excluding, at the election of the Lead Borrower, operating expenses that are incurred in the ordinary course of business that are accrued from time to time);

(e)            fees, cash charges and other cash expenses, premiums or penalties incurred in connection with any acquisition, any asset disposition, any recapitalization, any investment (including any Project Costs incurred in connection with any Material Project), any issuance of Equity Interests by Holdings or any issuance, incurrence or repayment of Indebtedness by Holdings or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed);

(f)             the aggregate amount of all tax credits accrued or received for such period by Holdings or any of its Subsidiaries under Sections 45Q and 45V of the Internal Revenue Code (or any successor, replacement or equivalent statute) and the regulations and rules promulgated, and rulings issued, thereunder;

in each case for such period, minus the sum of:

(i)            all non-cash gains included in Consolidated Net Income for such period;

(ii)           all amounts which constituted non-cash charges in prior periods (and which were deducted in determining Consolidated Net Income in a prior period) and which were actually paid in cash during the period for which Consolidated EBITDA is being determined, all calculated for Holdings and its Subsidiaries on a consolidated basis; provided that any amounts subtracted in accordance with this clause (ii) shall not include operating expenses incurred in the ordinary course of business that the Lead Borrower has elected to exclude for purposes of calculating Consolidated EBITDA in clause (d) above.

To the extent the net income of any Subsidiary is excluded from Consolidated Net Income in accordance with the proviso to the definition of “Consolidated Net Income”, then add-backs and deductions in determining Consolidated EBITDA, to the extent relating to such Subsidiary, shall be limited to the same extent.

“Consolidated Indebtedness” means, at any time, the sum of (without duplication) (i) all Indebtedness of Holdings and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Finance Lease Obligations on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP and (ii) all Guarantees by Holdings and its Subsidiaries in respect of Indebtedness of any third Person (other than Holdings and its Subsidiaries) of the type referred to in the preceding clause (i); provided that Consolidated Indebtedness shall not include (x) the amount of any Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of such Indebtedness; (y) any Indebtedness the proceeds of which are deposited into a segregated account subject to a trust, escrow or other funding arrangement entered into in connection with the issuance or incurrence of such Indebtedness for the purpose of purchasing, redeeming, defeasing, repaying, satisfying and discharging, or otherwise acquiring or retiring for value other Indebtedness (other than Indebtedness described in the foregoing clause (x)), in an amount equal to the amount of proceeds in such account or (z) any Indebtedness the proceeds of which are deposited into a segregated account subject to a trust, escrow or other funding arrangement entered into in connection with the issuance or incurrence of such Indebtedness, or are subject to a customary special mandatory redemption provision, in each case, for the purpose of making any investment or Acquisition in an amount equal to the amount of proceeds in such account, solely for as long as such investment or Acquisition has not been consummated.

“Consolidated Interest Expense” means, with reference to any period, accrued interest expense of Holdings and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with GAAP excluding amortization of financing fees.

“Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP (for further clarity, this being the net earnings attributable to common stockholders of Holdings); provided that (A) solely with respect to Blue Point One and non-Wholly-Owned Subsidiaries established after the First Restatement Effective Date (whether through a new or existing Subsidiary, including a Subsidiary that existed prior to the First Restatement Effective Date), if there is outstanding Indebtedness of Blue Point One or such non-Wholly-Owned Subsidiaries that is required to be included in the calculation of Consolidated Indebtedness, except as provided in clause (B)(ii) below, all of the net income (or loss) of such non-Wholly-Owned Subsidiaries shall be included in computing Consolidated Net Income (without duplication) and (B) the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) solely with respect to non-Wholly-Owned Subsidiaries established on or prior to the First Restatement Effective Date, including, solely to the extent clause (A) is not applicable to Blue Point One, Blue Point One, the net income (or loss) of any Person in which a Person or Persons other than Holdings and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by Persons other than Holdings and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or accrued prior to such Person merging into or consolidating with any Subsidiary or accrued prior to all or substantially all of the property or assets of such Person being acquired by a Subsidiary and (iii) the net income (or loss) of any Person (other than a Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such net income is actually received by Holdings or such Subsidiary in the form of dividends or distributions.

“Consolidated Total Assets” means, as of any date of determination thereof, the total assets of Holdings and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that being an officer or director of a Person shall not, in and of itself, be deemed “Control” of such Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Corporate Rating” means the Moody’s Rating, the S&P Rating or the Fitch Rating, as applicable.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(b) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Agreement Joinder” means each joinder agreement to this Agreement in substantially the form of Exhibit I attached hereto or any other form reasonably approved by the Administrative Agent and the Lead Borrower.

“Credit Event” means the making of a Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum stated amount of such Letter of Credit).

“CTA” means the UK Corporation Tax Act 2009.

“Daily Compounded CORRA” means, for any day, CORRA with interest accruing on a compounded daily basis, with the methodology and conventions for this rate (which will include compounding in arrears with a lookback) being established by the Administrative Agent in accordance with the methodology and conventions for this rate selected or recommended by the Canadian Relevant Governmental Body for determining compounded CORRA for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion; and provided that if the administrator has not provided or published CORRA and a Canadian Benchmark Transition Event with respect to CORRA has not occurred, then, in respect of any day for which CORRA is required, references to CORRA will be deemed to be references to the last provided or published CORRA.

“DBRS” means Dominion Bond Rating Service Inc.

“Debtor Relief Laws” means the Bankruptcy Code, the Insolvency Act 1986 of the United Kingdom and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief laws of the United States, the United Kingdom or other applicable jurisdictions from time to time in effect.

“Declining Lender” has the meaning set forth in Section 2.21(a).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to the last sentence of Section 2.22, any Lender that (a) has failed to (i) fund all or any portion of its Loans (including pursuant to a Mandatory Borrowing) or participations in LC Disbursements or Swingline Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including with respect to its participations in LC Disbursements and Swingline Loans) within two Business Days of the date when due, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent, each Issuing Bank and the Lead Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to such funding or payment (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Lead Borrower or the Administrative Agent, each Issuing Bank or the Swingline Lender, as applicable, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan or participations in LC Disbursements or Swingline Loans hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two Business Days after written request by the Administrative Agent, any Issuing Bank or the Lead Borrower, to confirm in writing to the Administrative Agent, such Issuing Bank and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, such Issuing Bank and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, subject to the last sentence of Section 2.22, upon delivery of written notice of such determination to the Lead Borrower and each Lender. Any determination by the Lead Borrower that the Administrative Agent, the Swingline Lender, or an Issuing Bank is a Defaulting Lender under clause (d) above shall be conclusive and binding absent manifest error, and such Person shall be deemed to be a Defaulting Lender, subject to the last sentence of Section 2.22, upon delivery of written notice of such determination to the Administrative Agent, each Lender, the Swingline Lender and each Issuing Bank.

“Designated Borrower” has the meaning set forth in Section 2.23.

“Designated Borrower Jurisdiction” means the United States or any state thereof or the District of Columbia, England and Wales or any other jurisdiction as mutually agreed to from time to time by the Administrative Agent, all of the Lenders and the Lead Borrower.

“Designated Borrower Request and Assumption Agreement” has the meaning set forth in Section 2.23(a).

“Designated Borrowing Date” has the meaning set forth in Section 4.4.

“Designated LC Disbursement” has the meaning set forth in Section 2.5(e).

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interests of such Person which, by their terms, or by the terms of any security into which such Equity Interests are convertible or for which such Equity Interests are putable or exchangeable (other than at the option of the issuer thereof), or upon the happening of any event, mature (excluding any maturity as the result of an optional redemption by the issuer thereof) or are mandatorily redeemable (other than for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is ninety-one (91) days after the Maturity Date in effect at the time of incurrence or issuance thereof (measured at the time of the incurrence or issuance thereof), in the case of each of the foregoing, except as a result of a change of control, asset sale, event of loss, or other requirement to make an offer to repurchase, redeem, defease or prepay upon a “fundamental change” (or similar event); provided that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or ex-changeable or is so redeemable at the option of the holder thereof (in each case subject to the qualifications and exceptions set forth above) prior to such date shall be deemed to be Disqualified Equity Interests; provided, further, that if such Equity Interests are issued to any employee or any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such employee’s termination, death or disability; provided, further, that no Equity Interests held by any future, present or former employee, director, officer or consultant (or their respective Affiliates or immediate family members) of Holdings or any of its Subsidiaries shall be considered Disqualified Equity Interests because such Equity Interests are redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement or similar agreement that may be in effect from time to time; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Equity Interests shall not be deemed to be Disqualified Equity Interests.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of dollars with such Alternative Currency.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” of any Person means any Subsidiary of such Person incorporated or organized in the United States or any state thereof or the District of Columbia; provided that any Subsidiary that would otherwise constitute a Domestic Subsidiary and is a holding company which owns Equity Interests in one or more Foreign Subsidiaries that are CFCs, but owns no other material assets and does not engage in any trade or business (other than acting as a holding company for such Equity Interests in Foreign Subsidiaries) shall not constitute a Domestic Subsidiary hereunder; provided, further, that a Subsidiary that is disregarded as separate from its owner for federal income tax purposes and owns assets substantially all of which constitute Equity Interests in one or more Foreign Subsidiaries that are CFCs, shall not constitute a Domestic Subsidiary hereunder.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means and includes any commercial bank, an insurance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), and, in the case of each of the foregoing, which, through its applicable lending offices, is capable of lending to the Borrowers and extends revolving lending facilities in its ordinary course of business, but in any event excluding each Defaulting Lender, Holdings and its Subsidiaries, and any natural person (or holding company, investment vehicle or trust for, or owned and operated for the benefit of, a natural person).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, use, handling, storage, transportation, disposal, management, release or threatened release of, or exposure to, any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation, reclamation or remediation, fines, penalties or indemnities), of Holdings or any of its Subsidiaries directly or indirectly resulting from or based upon (a) any Environmental Law, (b) the treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a cooperative society or a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest (other than any debt security which by its terms is convertible at the option of the holder into Equity Interests, to the extent such holder has not so converted such debt security but including, for the avoidance of doubt, but only for the purposes of the definition of “Domestic Subsidiary”, any interests treated as equity for United States federal income tax purposes).

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with any Loan Party or any Subsidiaries of any Loan Party under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any one or more of the following: (a) any reportable event, as defined in Section 4043 of ERISA, with respect to a Plan, as to which the PBGC has not waived the requirement that it be notified of such event; (b) the receipt by or issuance from any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of notice from or to the PBGC regarding the intention to take action under Section 4041 or 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (c) the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived, or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or that such filing may be made, or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (d) the incurrence by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any liability with respect to the complete or partial withdrawal of any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan, or the receipt by any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; (e) any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate incurring any liability under Title IV of ERISA with respect to the termination of any Plan; or (f) any Foreign Plan Event.

“Erroneous Payment” has the meaning assigned to it in Section 8.2(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.2(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.2(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.2(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.2(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“EURIBOR” means, with respect to any applicable determination date, the euro interbank offered rate, as administered by the European Money Markets Institute (or any other person that takes over the administration of such rate) for the relevant Interest Period, as displayed on the applicable Bloomberg screen (or on any successor or substitute screen or service providing such quotations).

“EURIBOR Rate” means, with respect to any Borrowing denominated in Euros, the rate per annum equal to EURIBOR, as published at approximately 11:00 a.m. Brussels time two Target Days prior to such date. If the EURIBOR Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Euro” and “€” mean the single currency of the Participating Member States.

“Event of Default” has the meaning set forth in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes; (b) other than in the case of an assignee pursuant to a request by the Lead Borrower under Section 2.18(b), any United States Federal withholding Tax that is imposed on amounts payable to a recipient at the time such recipient becomes a party to this Agreement (or designates a new lending office), except to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.16(b); (c) Taxes attributable to any Lender’s failure to comply with Section 2.16(f) or Section 2.16(h) or (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Revolving Credit Agreement, dated as of October 26, 2023 as amended as of May 29, 2024 and as further amended, restated, amended and restated, supplemented or otherwise modified up to but not including the First Restatement Effective Date, among CF Industries Holdings, Inc., as Holdings, CF Industries, Inc., as the Lead Borrower, the Designated Borrowers from time to time party thereto, the lenders from time to time party thereto, Citibank, N.A., as Administrative Agent, the Issuing Banks from time to time party thereto and the other parties from time to time party thereto.

“Existing Maturity Date” has the meaning set forth in Section 2.21(a).

“Extension Effective Date” has the meaning set forth in Section 2.21(a).

“Facility” or “Facilities” means the Multicurrency Revolving Facility or the US Dollar Revolving Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the First Restatement Effective Date (or any amended or successor version of such Sections that is substantively comparable and not materially more onerous to comply with), any current or future regulations promulgated thereunder or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation or rules pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate); provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means, collectively, (i) that certain Fee Letter, dated August 6, 2025, between Holdings and Citigroup Global Markets Inc., (ii) that certain Fee Letter, dated August 6, 2025, between Holdings and Goldman Sachs and (iii) that certain Fee Letter, dated August 6, 2025, between Holdings and Bank of Montreal.

“Finance Lease Obligations” of any Person means, subject to Section 1.4(b), the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP or classified under GAAP as “finance leases” but, in any event, excluding leases classified under GAAP as “operating leases”, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Financial Covenant Step-Up” has the meaning set forth in Section 6.4(a).

“Financial Covenant Step-Up Period” has the meaning set forth in Section 6.4(a).

“Financial Covenant Step-Up Election” means a written election by the Lead Borrower, in form and substance as shall be reasonably satisfactory to the Administrative Agent, to increase the Maximum Total Net Leverage Ratio pursuant to Section 6.4(a).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the applicable Loan Party.

“First Restatement Effective Date” means September 4, 2025.

“Fitch” means Fitch, Inc.

“Fitch Rating” means the highest of (i) the public corporate family rating of Holdings from Fitch, (ii) the public corporate family rating of the Lead Borrower from Fitch and (iii) the long-term debt rating by Fitch for the Index Debt.

“Floor” means a rate of interest equal to 0.0%.

“Foreign Designated Borrower” means any Designated Borrower organized in any Designated Borrower Jurisdiction other than the United States or any state thereof or the District of Columbia.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any benefit plan sponsored, maintained or contributed to (or that is required to be sponsored, maintained or contributed to by), or with respect to which there is any liability to, any Loan Party or any Subsidiary of any Loan Party, that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle, other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan, (i) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (ii) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (iii) the receipt of a notice from, or the provision of notice to, a Governmental Authority relating to the intention to terminate any Foreign Plan or to appoint a trustee or similar official to administer any Foreign Plan, (iv) the insolvency of any Foreign Plan or the incurrence of any liability to any Loan Party or any Subsidiary of any Loan Party under applicable law on account of the complete or partial termination of any Foreign Plan or the complete or partial withdrawal of any participating employer therein or (v) any other event or condition with respect to a Foreign Plan that could result in liability of any Loan Party or any Subsidiary of any Loan Party.

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Goldman Sachs” means Goldman Sachs Bank USA.

“Governmental Authority” means the government of the United States of America, the United Kingdom or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary indemnification obligations entered into in connection with any acquisition or disposition of assets or of other entities (other than to the extent that the primary obligations that are the subject of such indemnification obligation would be considered Indebtedness hereunder).

“Guarantor” means (a) Holdings, (b) the Lead Borrower (with respect to the Obligations of each other Borrower), and (c) each other Domestic Subsidiary of Holdings that from time to time delivers an executed Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation and otherwise complies with the requirements of Section 5.9.

“Guaranty” means a Guarantee pursuant to (a) the Guaranty Agreement entered into on October 26, 2023 or (b) any Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation executed and delivered pursuant to Section 5.9.

“Guaranty Agreement” means the guarantee agreement in substantially the form of Exhibit E attached hereto, as such agreement may be modified in form and substance reasonably satisfactory to the Administrative Agent.

“Guaranty Joinder Agreement” means each joinder agreement to a Guaranty Agreement in substantially the form of Exhibit J attached hereto, as such agreement may be modified in form and substance reasonably satisfactory to the Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the introductory paragraph hereto.

“Immaterial Subsidiary” means a Subsidiary (other than a Loan Party) (a) whose consolidated total assets on a Pro Forma Basis do not constitute more than 10.0% of the Consolidated Total Assets of Holdings and its Subsidiaries, in each case as of the end of the most recently ended fiscal year of Holdings for which audited financial statements are available, and (b) whose Subsidiary Consolidated EBITDA does not constitute more than 10.0% of the Consolidated EBITDA of Holdings and its Subsidiaries on a Pro Forma Basis, in each case as of the end of the most recently ended fiscal year of Holdings for which audited financial statements are available.

“Increase Date” has the meaning set forth in Section 2.19(a).

“Increasing Lender” has the meaning set forth in Section 2.19(b).

“Incremental Amendment” has the meaning set forth in Section 2.20(b).

“Incremental Facilities” has the meaning set forth in Section 2.20(a).

“Incremental Lenders” has the meaning set forth in Section 2.20(b).

“Incremental Revolving Commitments” has the meaning set forth in Section 2.20(a).

“Incremental Term Loan” has the meaning set forth in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services that is due more than six months after taking delivery of such property (excluding (i) accounts payable and accrued liabilities and expenses incurred in the ordinary course of business, (ii) deferred compensation arrangements and (iii) earn-out obligations), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned or acquired by such Person (other than Liens on Equity Interests in joint ventures), whether or not such Person has assumed or become liable for the payment of such obligation; provided that, in the event such Person has not assumed or become liable for payment of such obligation, only the lesser of the fair market value of such property or the amount of the obligation secured shall be deemed to be Indebtedness, (f) all Guarantees by such Person of Indebtedness of others of the types described in clauses (a), (b), (d), and (e) above and clauses (g), (h) and (i) below, the amount of such obligation being deemed to be an amount equal to the stated or determinable amount of the obligations of such Person in respect of such Guarantee or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith, (g) the principal portion of all Finance Lease Obligations of such Person, (h) all obligations, after giving effect to any prior drawings or reductions which have been reimbursed, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit, letters of guaranty, surety bonds or similar arrangements, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) obligations of such Person under any liquidated earn-out that would appear as liabilities on a balance sheet of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Index Debt” means senior, unsecured, long-term Indebtedness for borrowed money of Holdings or the Lead Borrower (as elected by the Lead Borrower in a written notice to the Administrative Agent), in each case, that is not Guaranteed by any other Person or entity (other than a Loan Party) or subject to any other credit enhancement which has the higher long term debt rating by S&P, Moody’s or Fitch.

“Information” has the meaning set forth in Section 9.12(a).

“Interest Election Request” has the meaning set forth in Section 2.7(b).

“Interest Payment Date” means (a) with respect to any Canadian Prime Rate Loan or ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December when such Loan is outstanding and the Maturity Date, (b) with respect to any Term Benchmark Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, (c) as to any SONIA Loan, each date that is on the numerically corresponding day in the calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the Maturity Date, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid in accordance with the terms hereof and the Maturity Date.

“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or, other than with respect to Loans denominated in Canadian Dollars, six months thereafter, as the Lead Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the U.S. Internal Revenue Service.

“Issuing Bank” means, except as otherwise provided in Article VIII, the Lenders listed on Schedule 2.1 on the First Restatement Effective Date with a commitment to acquire participations in Letters of Credit in the amount set forth opposite such Lender’s name under the heading “Applicable LC Fronting Sublimit” and each Lender that shall have become an Issuing Bank hereunder as provided in Section 2.5(j) or Section 2.5(k)(ii) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.5(k)); provided that, unless Goldman Sachs specifically consents thereto in a given instance, Goldman Sachs or any of its Affiliates shall not be obligated to issue any trade Letters of Credit (and Goldman Sachs and its Affiliates shall only be obligated to issue standby Letters of Credit). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliates with respect to Letters of Credit issued by such Affiliates.

“ITA” means the UK Income Tax Act 2007.

“Judgment Currency” has the meaning set forth in Section 9.18(a).

“Judgment Currency Conversion Date” has the meaning set forth in Section 9.18(a).

“LC Collateral Account” has the meaning set forth in Section 2.5(i).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Dollar Equivalent of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage under the Multicurrency Revolving Facility of the total LC Exposure at such time.

“LC Sublimit” has the meaning set forth in Section 2.5(b).

“Lead Borrower” has the meaning set forth in the introductory paragraph hereto.

“Lenders” means the Persons listed on Schedule 2.1 on the First Restatement Effective Date and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or pursuant to Section 2.19 or Section 2.21, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any irrevocable letter of credit issued pursuant to this Agreement. Letters of Credit may be issued in dollars or in an Alternative Currency.

“Letter of Credit Suspension Notice” has the meaning set forth in Section 2.5(b).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, finance lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, including any amendment hereto or waiver hereunder, the Notes, if any, each Guaranty Agreement, each Guaranty Joinder Agreement, and each comparable guaranty documentation delivered to the Administrative Agent hereunder, each Credit Agreement Joinder and each Designated Borrower Request and Assumption Agreement and each letter of credit application.

“Loan Parties” means Holdings, each Borrower party to this Agreement and each Guarantor.

“Loans” means each Revolving Loan and each Swingline Loan.

“Mandatory Borrowing” has the meaning provided in Section 2.4(c). All Mandatory Borrowings shall be denominated in dollars.

“Margin Stock” has the meaning provided in Regulation U of the Board.

“Material Acquisition” means any acquisition (including pursuant to a merger, consolidation, amalgamation or otherwise) of at least a majority of the Equity Interests of a Person, all or substantially all of the assets of any other Person or all or substantially all of the assets of a division, line of business or branch of such Person (in each case, in one transaction or a series of transactions) and which involves the payment of consideration or assumption of Indebtedness by Holdings and its Subsidiaries in excess of $200,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or financial condition of Holdings and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement, any Guaranty or any of the other Loan Documents or the rights and remedies, in each case taken as a whole, of the Administrative Agent, the Issuing Banks or the Lenders hereunder or thereunder.

“Material Indebtedness” means Indebtedness (other than any Indebtedness under the Loan Documents), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings and its Subsidiaries in a principal amount exceeding $250,000,000 outstanding at the time of determination, but excluding any Indebtedness owing to Holdings, any Borrower or any of their respective Subsidiaries. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, any Borrower or any of their respective Subsidiaries in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Project” means the construction or expansion of a capital project of the Borrower or any of its Subsidiaries which has an aggregate budgeted capital cost exceeding $500,000,000. For the purposes of this definition, the construction or expansion of the project (including the plant, common facilities and scalable infrastructure thereof) owned by Blue Point One or its related companies will be considered a Material Project.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary; provided, that, neither of the UK Entities (or any of their Subsidiaries) shall be considered a Material Subsidiary for purposes of this Agreement or any other Loan Document.

“Maturity Date” means September 4, 2030, as such date may be extended pursuant to Section 2.21.

“Maturity Date Extension Request” means a request by the Lead Borrower, substantially in the form of Exhibit G attached hereto or such other form as shall be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed), for the extension of the Maturity Date pursuant to Section 2.21.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Maximum Total Net Leverage Ratio” has the meaning set forth in Section 6.4(a).

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of Holdings ended on such date.

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Rating” means the highest of (i) the public corporate family rating of Holdings from Moody’s, (ii) the public corporate family rating of the Lead Borrower from Moody’s and (iii) the long-term debt rating by Moody’s for the Index Debt.

“Multicurrency Revolving Borrowing” means a borrowing consisting of one or more simultaneous Multicurrency Revolving Loans of the same Type, in the same currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect made pursuant to Section 2.1.

“Multicurrency Revolving Commitment” means, as to each Multicurrency Revolving Lender, its obligation to (a) make Multicurrency Revolving Loans to the Borrowers pursuant to Section 2.1, (b) purchase participations in Letters of Credit and (c) purchase participations in Swingline Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar Equivalent of the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “Multicurrency Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Multicurrency Revolving Commitment shall be $647,500,000. The amount of each Multicurrency Revolving Lender’s Multicurrency Revolving Commitment as of the First Restatement Effective Date is set forth on Schedule 2.1.

“Multicurrency Revolving Credit Exposure” means, as to any Multicurrency Revolving Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Multicurrency Revolving Facility” means the multicurrency revolving loan facility under this Agreement providing Multicurrency Revolving Commitments and Multicurrency Revolving Loans to the Borrowers by the Multicurrency Revolving Lenders.

“Multicurrency Revolving Lender” means, at any time, any Lender that has a Multicurrency Revolving Commitment or holds a Multicurrency Revolving Loan at such time.

“Multicurrency Revolving Loan” has the meaning specified in Section 2.1(a).

“Multicurrency Revolving Note” means a promissory note made by the Borrower in favor of a Multicurrency Revolving Lender evidencing Multicurrency Revolving Loans or Swingline Loans, as the case may be, made by such Multicurrency Revolving Lender, substantially in the form of Exhibit D-1.

“Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is an obligation to contribute to) by any Loan Party or any Subsidiary of any Loan Party or any ERISA Affiliate, and each such plan for the six-year period immediately following the latest date on which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“Netherlands” means the European part of the Kingdom of the Netherlands.

“Nitrogen” means CF Industries Nitrogen, LLC, a Delaware limited liability company.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all directly and adversely affected Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of Holdings that is not a Guarantor (other than the Lead Borrower).

“Note” means a Multicurrency Revolving Note or a US Dollar Revolving Note, as the context may require.

“Obligation Currency” has the meaning set forth in Section 9.18(a).

“Obligations” means all amounts owing by any Loan Party to the Administrative Agent, any Issuing Bank or any Lender pursuant to the terms of this Agreement or any other Loan Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of any Borrower or any of its Subsidiaries, whether or not allowed in such case or proceeding).

“Other Connection Taxes” means, with respect to any recipient of a payment hereunder, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, stamp duty reserve, court or documentary taxes or duties or any other excise, property, intangible, recording, filing or similar Taxes which arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement and the other Loan Documents; excluding, however, such Taxes imposed with respect to an assignment (other than (i) such taxes that arise from the enforcement of this Agreement or the other Loan Documents, and (ii) such taxes imposed with respect to an assignment that occurs as a result of the request of a Borrower pursuant to Section 2.18(b)).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Citibank in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning set forth in Section 9.4(c)(i).

“Participant Register” has the meaning set forth in Section 9.4(c)(ii).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Recipient” has the meaning assigned to it in Section 8.2(a).

“PBGC” means the U.S. Pension Benefit Guaranty Corporation and any successor entity performing similar functions.

“Periodic Term CORRA Determination Day” has the meaning specified in the definition of “Term CORRA”.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Encumbrances” means:

(a)            Liens imposed by law for Taxes, assessments or governmental charges or levies that are not yet overdue for a period of more than sixty (60) days or are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP or other applicable accounting rules;

(b)            landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, processors’, workman’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.4;

(c)            pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar laws or regulations (other than Liens arising under ERISA), including cash collateral for obligations in respect of letters of credit, guarantee obligations or similar instruments related to the foregoing and deposits securing liability insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(d)            pledges, utility deposits and deposits (including cash collateral for obligations in respect of letters of credit and bank guarantees) made to secure the performance of bids, tenders, contracts (including, but not limited to, insurance contracts), leases, statutory obligations, surety and appeal bonds (or deposits made to otherwise secure an appeal, stay or discharge in the course of any legal proceeding), performance or completion bonds and other obligations of a like nature or other cash deposits required to be made, in each case in the ordinary course of business;

(e)            judgment liens and judicial attachment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;

(f)             recorded or unrecorded easements, encroachments, rights-of-way, covenants, conditions, restrictions, leases, licenses, reservations, subdivisions, environmental and similar encumbrances of any kind or rights of others for rights-of-way, utilities and other similar purposes, or zoning, building, subdivision, environmental or other restrictions as to the use of owned or leased real property and minor defects and irregularities in title on real property that do not secure any monetary obligations and do not materially interfere with the ability of the applicable Loan Party or Subsidiary to operate the affected property in the ordinary conduct of business;

(g)            any matters disclosed on any survey, aerial survey, ExpressMap or equivalent photographic depiction delivered by the Lead Borrower to the Administrative Agent, to the extent such matters shall be acceptable to the Administrative Agent in its reasonable discretion;

(h)            any exceptions to title set forth in any mortgage policy or any date down or modification endorsement related thereto;

(i)             Liens in favor of the United States or any state thereof, or in favor of any other country, or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or impairments, or, in the case of real property, the cost of construction, of the assets subject to such Liens, including, without limitation, such Liens incurred in connection with pollution control, industrial revenue or similar financing;

(j)             [reserved];

(k)            purported Liens evidenced by the filing of precautionary UCC financing statements or similar filings related to operating leases of personal property entered into Holdings or any of its Subsidiaries in the ordinary course of business;

(l)             customary rights of first refusal, “tag along” and “drag along” rights, and put and call arrangements under joint venture agreements;

(m)            Liens arising out of sale and leaseback transactions; and

(n)            any interest or title, and any encumbrances thereon, of a lessor or sublessor under any lease entered into by a Loan Party or Subsidiary as a lessee or sublessee.

“Permitted Indebtedness” means:

(a)            Indebtedness of any Subsidiary under the Loan Documents;

(b)            Indebtedness of any Subsidiary to Holdings, any Borrower or any other Subsidiary of Holdings;

(c)            Indebtedness of any Subsidiary incurred to finance the acquisition, construction (including all Project Costs of any Material Project), repair, development or improvement of any property, plant or equipment (including Finance Lease Obligations), and any modifications, extensions, exchanges, renewals, refinancings, refundings, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith; provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such construction, repair, development or improvement and provided, further, that the principal amount of Indebtedness secured by any Lien shall at no time exceed 100% of the cost of acquiring, constructing, repairing, developing or improving such property;

(d)            Indebtedness of any Person that becomes a Subsidiary after the First Restatement Effective Date, or that is secured by an asset when such asset is acquired by a Subsidiary after the First Restatement Effective Date, and any modifications, extensions, exchanges, renewals, refinancings, refundings, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, plus accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection therewith; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or such asset is acquired) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such asset being acquired);

(e)            Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument of a Subsidiary drawn against insufficient funds in the ordinary course of business;

(f)             Indebtedness of an account party in respect of trade letters of credit;

(g)            obligations arising from tax increment financings and other similar arrangements with Governmental Authorities and credit support (including, without limitation, letters of credit and lines of credit) provided in connection therewith; and

(h)            Indebtedness of Subsidiaries (other than Wholly-Owned Subsidiaries) in an aggregate principal amount outstanding at any time not to exceed $500,000,000.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, whether or not a legal entity.

“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA in respect of which any Loan Party, any Subsidiary of any Loan Party or any ERISA Affiliate would be (or under Section 4069 of ERISA would be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 9.1.

“Pooling Agreement” means (i) that certain Spare Parts Sharing Agreement, dated May 6, 2013, by and among CF Industries Nitrogen, LLC, Terra Nitrogen, and Canadian Fertilizers Limited and (ii) that certain Spare Parts Pooling Agreement, dated February 1, 2007, by and among Agrium U.S. Inc., Agrium, an Alberta, Canada general partnership, Koch Nitrogen Company, LLC, Mosaic Fertilizer, LLC and Terra Nitrogen, as amended by that certain Pool Addendum Agreement, dated January 28, 2009, as further amended by that certain Amending Agreement No. 1, dated January 1, 2011, as further amended by that Pool Addendum, dated September 1, 2012, and (iv) any similar parts pooling agreements in effect on the First Restatement Effective Date, in each case without giving effect to any amendments, restatements, supplements or other modifications which, taken as a whole, are materially adverse to the Loan Parties and their respective Subsidiaries, taken as a whole.

“Primary Obligor” has the meaning set forth in the definition of “Guarantee”.

“Pro Forma Basis” means, in connection with any calculation of and compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to any Acquisition consummated after the first day of the relevant period and on or prior to the last day of the relevant period (or, in the case of determinations other than pursuant to Section 6.4, on or prior to the date of determination) and, in the case of all determinations other than pursuant to Section 6.4, giving effect to all incurrences and repayments of Indebtedness through the date of determination, as if same had occurred on the first day of the respective period, in each case with such pro forma adjustments as are appropriate, in the good faith judgment of a Responsible Officer of the Lead Borrower, to reflect identifiable and factually supportable additional cost savings or synergies from such actions that have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken within 12 months immediately following any such action (net of the amount of actual benefits realized during such period from such actions).

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs, other fees and expenses, commissions and discounts payable to any purchaser or underwriter of any indebtedness incurred in connection therewith, insurance costs (including premiums) and interest during construction and interest rate hedge expenses, foreign exchange hedge expenses, and fees during construction), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) any Material Project, funding the reserve accounts and all other costs incurred with respect to the development of any Material Project, in each case incurred prior to the commercial operation date of such Material Project.

“Projections” has the meaning set forth in Section 3.11.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning set forth in Section 9.1.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Register” has the meaning set forth in Section 9.4(b)(iv).

“Reimbursement Date” has the meaning set forth in Section 2.5(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means, (i) with respect to any Term Benchmark Borrowing denominated in dollars, Adjusted Term SOFR, (ii) with respect to any Term Benchmark Borrowing denominated in an Alternative Currency other than Euro, the Term Benchmark Rate with respect to such Alternative Currency, (iii) with respect to any Borrowing denominated in Sterling, the SONIA Rate and (iv) with respect to any Term Benchmark Rate Borrowing denominated in Euro, the EURIBOR Rate.

“Requesting Borrower” has the meaning set forth in Section 2.5(a)(i).

“Required Class Lenders” with respect to a Class, means, at any time, Lenders of such Class having Revolving Credit Exposures and unused Commitments, in each case in respect of such Class, representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments, in each case in respect of such Class, at such time. The Revolving Credit Exposures and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Class Lenders at any time.

“Required Lenders” means, at any time, Lenders having aggregate Revolving Credit Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Commitments of all Lenders at such time. The Revolving Credit Exposure and unused Commitments of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the chief executive officer, president, principal accounting officer, chief financial officer, chief internal general counsel, executive director, treasurer or controller, in each case, of the applicable Loan Party, or any person designated by any such Loan Party in writing to the Administrative Agent from time to time, acting singly.

“Restricted Cash” means cash or Cash Equivalents of Holdings and its Subsidiaries, that (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings and its subsidiaries (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien granted by Holdings and/or its Subsidiaries in favor of any Person or (iii) are subject to binding contractual or legal obligations that result in such cash or Cash Equivalents being not otherwise generally available for use by such Borrower or such Guarantor.

“Revaluation Date” means (a) with respect to any Loan denominated in an Alternative Currency, each of the following: (i) each date of a Borrowing of a Term Benchmark Loan, (ii) each date of a continuation of a Term Benchmark Loan pursuant to Section 2.7, (iii) the first Business Day of March, June, September and December of each year and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by any Issuing Bank under any such Letter of Credit, (iv) the first Business Day of March, June, September and December of each year and (v) such additional dates as the Administrative Agent or the applicable Issuing Bank shall determine or the Required Lenders shall require.

“Revolving Borrowing” means a Multicurrency Revolving Borrowing or a US Dollar Revolving Borrowing, as the context may require.

“Revolving Credit Exposure” means a Multicurrency Revolving Credit Exposure or a US Dollar Revolving Credit Exposure, as the context may require, or, in the case of the definition of Required Lenders, Multicurrency Revolving Credit Exposure and US Dollar Revolving Credit Exposure.

“Revolving Loan” has the meaning set forth in Section 2.1(b).

“S&P” means S&P Global Inc.

“S&P Rating” means the highest of (i) the public corporate family rating of Holdings from S&P, (ii) the public corporate family rating of the Lead Borrower from S&P and (iii) the long-term debt rating by S&P for the Index Debt.

“Same Day Funds” means (a) with respect to disbursements and payments in dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions (at the time of this Agreement, the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran and North Korea).

“Sanctioned Person” means, at any time, any Person that is (a) listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, or the European Union or His Majesty’s Treasury of the United Kingdom, (b) located, organized or resident in a Sanctioned Country or (c) directly or indirectly owned 50% or more or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.

“Scheduled Unavailability Date” means the date which the supervisor for the administrator of the Term SOFR Reference Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Term SOFR Reference Rate shall permanently or indefinitely no longer be made available, or used for determining the interest rate of loans.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Act” means the United States Securities Act of 1933.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate.”

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“SONIA Business Day” means, for any Loan denominated in Sterling, any day except for a day on which banks are closed for general business in London, England because such day is a Saturday, Sunday or a legal holiday under the laws of the United Kingdom.

“SONIA Loan” means a Loan that bears interest at a rate based on the SONIA Rate. For the avoidance of doubt, only Loans denominated in Sterling shall bear interest at a rate based on the SONIA Rate.

“SONIA Rate” means, with respect to any Borrowing denominated in Sterling, the rate per annum equal to SONIA for the date that is five SONIA Business Days preceding such date, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website. If the SONIA Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Specified Subsidiary” has the meaning set forth in the definition of “Subsidiary Consolidated Net Income.”

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than 50% of the total voting power of the equity interests therein at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a subsidiary or subsidiaries of Holdings; provided, however, that with respect to a joint venture entity, to the extent that Holdings’ and/or one or more of its Subsidiaries’ of Borrower’s share of the total voting power of the equity interests of such joint venture entity are below 50% at the time of commencement of such joint venture but subsequently exceeds 50% in accordance with the terms of the applicable joint venture agreement, such joint venture entity shall not be considered a Subsidiary for purposes of this Agreement unless and until Holdings’ and/or one or more Subsidiaries’ share of the total voting power of the equity interests of such joint venture entity exceeds 70%, provided further, that for the purposes of calculating the Total Net Leverage Ratio and related definitions (including “Consolidated Indebtedness”, “Consolidated EBITDA,” “Consolidated Net Income,” “Restricted Cash” and “Unrestricted Cash” and related definitions), all references to a “Subsidiary” shall refer to entities which are determined to be subsidiaries of Holdings in accordance with GAAP.

“Subsidiary Consolidated EBITDA” means, for any Specified Subsidiary for any period, Subsidiary Consolidated Net Income for such Specified Subsidiary and its Subsidiaries for such period plus, without duplication and to the extent deducted from revenues in determining Subsidiary Consolidated Net Income for such Specified Subsidiary and its Subsidiaries, the sum of:

(a)            the aggregate amount of Subsidiary Consolidated Interest Expense for such period for such Specified Subsidiary and its Subsidiaries;

(b)            the aggregate amount of expense for taxes paid or accrued for such period by such Specified Subsidiary and its Subsidiaries;

(c)            all amounts attributable to depreciation and depletion for such period for such Specified Subsidiary and its Subsidiaries; provided that such depreciation shall be calculated based on “incurred” rather than “released” depreciation;

(d)            all amortization and other non-cash charges (including, without limitation, non-cash impairment charges, but excluding, at the election of the Lead Borrower, operating expenses that are incurred in the ordinary course of business that are accrued from time to time) for such Specified Subsidiary and its Subsidiaries;

(e)            fees, cash charges and other cash expenses, premiums or penalties incurred by such Specified Subsidiary and its Subsidiaries in connection with any acquisition, any asset disposition, any recapitalization, any investment, any issuance of Equity Interests by the Specified Subsidiary or any issuance, incurrence or repayment of Indebtedness by the Specified Subsidiary or its Subsidiaries, the amortization of any deferred financing charges, and/or any refinancing transaction or modification or amendment of any debt instrument (including any transaction undertaken but not completed);

in each case for such period, minus the sum of:

(i) all non-cash gains included in Subsidiary Consolidated Net Income for such period for such Specified Subsidiary and its Subsidiaries;

(ii) all amounts which constituted non-cash charges in prior periods (and which were deducted in determining Subsidiary Consolidated Net Income for such Specified Subsidiary and its Subsidiaries in a prior period) and which were actually paid in cash during the period for which Subsidiary Consolidated EBITDA for such Specified Subsidiary and its Subsidiaries is being determined; provided that any amounts subtracted in accordance with this clause (ii) shall not include operating expenses incurred in the ordinary course of business that the Lead Borrower has elected to exclude for purposes of calculating Subsidiary Consolidated EBITDA in clause (d) above; and

(iii) to the extent included in Subsidiary Consolidated Net Income for such period for such Specified Subsidiary and its Subsidiaries, interest income from intercompany Indebtedness owing from Holdings or any of its Subsidiaries (other than such Specified Subsidiary and its Subsidiaries).

To the extent the net income of any Subsidiary of a Specified Subsidiary is excluded from Subsidiary Consolidated Net Income in accordance with the proviso to the definition of “Subsidiary Consolidated Net Income”, then add-backs and deductions in determining Subsidiary Consolidated EBITDA for such Specified Subsidiary, to the extent relating to such Subsidiary, shall be limited to the same extent.

“Subsidiary Consolidated Interest Expense” means, with reference to any period, accrued interest expense of a Specified Subsidiary and its Subsidiaries calculated on a consolidated basis for such period determined on a Combined Basis excluding amortization of financing fees.

“Subsidiary Consolidated Net Income” means, for any period, the net income (or loss) of any Subsidiary (a “Specified Subsidiary”) and its Subsidiaries determined on a Combined Basis; provided that the following items shall be excluded in computing Subsidiary Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which (x) such Specified Subsidiary or any of its Wholly-Owned Subsidiaries owns any Equity Interests and (y) a Person or Persons other than such Specified Subsidiary and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests, in the case of this clause (i), to the extent of such Equity Interests held by Persons other than such Specified Subsidiary and its Wholly-Owned Subsidiaries in such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Specified Subsidiary accrued prior to such Person merging into or consolidating with such Specified Subsidiary or any of its Subsidiaries or accrued prior to all or substantially all of the property or assets of such Person being acquired by such specified Subsidiary or any of its Subsidiaries and (iii) the net income of any Subsidiary of such Specified Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary to such Specified Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; it being understood that the declaration or payment of a quarterly cash dividends or similar cash distributions by Nitrogen, consistent with past practice, shall not be excluded in computing Subsidiary Consolidated Net Income as a result of the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to Nitrogen as in effect on the First Restatement Effective Date.

“Successor Index Debt” means, for any Person, the senior, unsecured, long-term Indebtedness for borrowed money of such Person which has the higher long term debt rating by S&P or Moody’s.

“Successor Moody’s Ratings” means, for any Person, the public corporate family rating of such Person from Moody’s; provided that if Moody’s shall not have in effect a public corporate family rating of such Person or such Person’s parent company, the “Successor Moody’s Ratings” shall mean the long-term debt rating by Moody’s for the Successor Index Debt of such Person.

“Successor S&P Ratings” means, for any Person, the public corporate credit rating of such Person from S&P; provided that if S&P shall not have in effect a public corporate credit rating of such Person or such Person’s parent company, the “Successor S&P Ratings” shall mean the long-term debt rating by S&P for the Successor Index Debt of such Person.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

“Swingline Borrowing” means a Borrowing comprised of Swingline Loans.

“Swingline Expiry Date” means that date which is five Business Days prior to the Maturity Date.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage under the Multicurrency Revolving Facility of the total Swingline Exposure at such time.

“Swingline Lender” means, except as otherwise provided in Article VIII, Citibank or any Affiliate thereof, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” has the meaning set forth in Section 2.4.

“Syndication Agent” means BMO Capital Markets and Goldman Sachs.

“T2” means the real time gross settlement system operated by Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term Benchmark Rate. Term Benchmark Loans may be denominated in dollars, Canadian Dollars or Euros.

“Term Benchmark Rate” means, for any Interest Period with respect to any Term Benchmark Borrowing:

(a)            denominated in dollars, Adjusted Term SOFR;

(b)            denominated in Canadian Dollars, the rate per annum equal to Adjusted Term CORRA; or

(c)            denominated in Euros, the rate per annum equal to the EURIBOR Rate.

“Term CORRA” means, for any calculation with respect to a Term Benchmark Loan denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than three (3) Business Days prior to such Periodic Term CORRA Determination Day.

“Term CORRA Adjustment” means a percentage equal to 0.29547% (29.547 basis points) per annum for a Canadian Available Tenor of one month’s duration, and 0.32138% (32.138 basis points) per annum for a Canadian Available Tenor of three months’ duration.

“Term CORRA Administrator” means Candeal Benchmark Administration Services, Inc., TSX Inc. or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term SOFR” means,

(a)            for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Scheduled Unavailability Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)            for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Scheduled Unavailability Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.00% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Terra Nitrogen” means Terra Nitrogen Limited Partnership, a Delaware limited partnership.

“Total Net Leverage Ratio” means, on any date of determination, the ratio of (x) the remainder of (i) Consolidated Indebtedness on such date minus (ii) the aggregate amount of Unrestricted Cash on such date, to (y) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters most recently ended on or prior to such date for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be; provided that for purposes of any calculation of the Total Net Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the definition of “Pro Forma Basis” contained herein.

“Transactions” means (a) the execution, delivery and performance by the Loan Parties of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the use of such Letters of Credit and (b) the payment of fees and expenses in connection with any of the foregoing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term Benchmark Rate, SONIA Rate or the Alternate Base Rate.

“UK Borrower” means a Designated Borrower that is incorporated in England and Wales.

“UK Borrower DTTP Filing” means an HM Revenue & Customs Form DTTP2 duly completed and filed by a UK Borrower, which: (a) where it relates to a UK Treaty Lender which is a party on the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated opposite that Lender’s name in Schedule 2.16(g), and (i) where the UK Borrower is a UK Borrower on the date of this Agreement, is filed with HM Revenue & Customs within 30 days of the date of this Agreement, or (ii) where the UK Borrower becomes a UK Borrower after the date of this Agreement, is filed with HM Revenue & Customs within 30 days of that date; or (b) where it relates to a UK Treaty Lender which becomes a party after the date of this Agreement, contains the scheme reference number and jurisdiction of tax residence stated in respect of that Lender in the Assignment and Assumption pursuant to which it becomes a party, and (i) where the UK Borrower is a UK Borrower on the date on which that UK Treaty Lender becomes a party as Lender in respect of a UK Loan, is filed with HM Revenue & Customs within 30 days of that date, or (ii) where the UK Borrower becomes a UK Borrower after the date on which that UK Treaty Lender became a party as Lender in respect of a UK Loan, is filed with HM Revenue & Customs within 30 days of the date on which that UK Borrower becomes a UK Borrower.

“UK Entities” means, collectively, CF Industries (UK) Limited, a company incorporated in England & Wales, and CF Fertilisers UK Limited, a company incorporated in England & Wales.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Loan” means any Loan to a UK Borrower.

“UK Non-Bank Lender” means (a) a Lender which is a Lender on the date of this Agreement listed in Schedule 2.16(g), or (b) a Lender which becomes a party hereto after the date of this Agreement and which gives a UK Tax Confirmation in the Assignment and Assumption pursuant to which it becomes a party.

“UK Qualifying Lender” means, with respect to a UK Borrower, a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a UK Loan and is: (A) a Lender: (1) which is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a UK Loan and is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or would be within such charge as respects such payments apart from section 18A of the CTA; or (2) in respect of an advance made under a UK Loan by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that that advance was made and is either within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance or is a bank (as defined for the purpose of section 879 of the ITA) that would be within the charge to corporation tax as respects such payments of interest apart from section 18A of the CTA; or (B) a Lender which is: (1) a company resident in the United Kingdom for United Kingdom tax purposes; (2) a partnership each member of which is: (a) a company so resident in the United Kingdom; or (b) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (3) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or (C) a UK Treaty Lender.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“UK Tax Confirmation” means a confirmation by a Lender that the Person beneficially entitled to interest payable to that Lender in respect of an advance under a Loan is either: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (A) a company so resident in the United Kingdom; or (B) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“UK Tax Deduction” means a deduction or withholding required by any law of the United Kingdom for or on account of Tax from a payment under a Loan but excluding any such deduction or withholding pursuant to FATCA.

“UK Treaty Lender” means a Lender which: (a) is treated as a resident of a UK Treaty State for the purposes of the UK Treaty; (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) meets all other considerations in the UK Treaty for full exemption from Tax imposed by the United Kingdom on interest, except that for this purpose it shall be assumed that the following are satisfied: (i) there is no special relationship between the UK Borrower and a Lender or between both of them and another Person, in each case, arising by reason of the Loan Documents; and (ii) any necessary procedural formalities.

“UK Treaty State” means a jurisdiction having a double taxation agreement (a “UK Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unavailable Rate” has the meaning set forth in Section 2.13.

“Uniform Commercial Code” means the Uniform Commercial Code, as in effect from time to time, of the State of New York.

“Unrestricted Cash” means cash or Cash Equivalents of Holdings and its Subsidiaries other than Restricted Cash; provided that with respect to Blue Point One or any non-Wholly-Owned Subsidiary established after the First Restatement Effective Date (whether through a new or existing Subsidiary, including a Subsidiary that existed prior to the First Restatement Effective Date), to the extent Blue Point One or such non-Wholly-Owned Subsidiary has any Indebtedness that is included in the calculation of Consolidated Indebtedness, all cash or Cash Equivalents of Blue Point One or such non-Wholly-Owned Subsidiary (as applicable) shall be included in computing Unrestricted Cash so long as such cash or Cash Equivalents does not (i) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of Holdings and its subsidiaries (unless such appearance is related to such Indebtedness), (ii) are subject to any Lien granted by Holdings and/or its Subsidiaries in favor of any Person (except to the holders of such Indebtedness) or (iii) are subject to binding contractual or legal obligations that result in such cash or Cash Equivalents being not otherwise generally available for use by Blue Point One or such non-Wholly-Owned Subsidiary, as applicable.

“US Dollar Revolving Borrowing” means a borrowing consisting of one or more simultaneous US Dollar Revolving Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made pursuant to Section 2.1.

“US Dollar Revolving Commitment” means, as to each US Dollar Revolving Lender, its obligation to make US Dollar Revolving Loans to the Borrowers pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.1 under the caption “US Dollar Revolving Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate US Dollar Revolving Commitment shall be $102,500,000. The amount of each US Dollar Revolving Lender’s US Dollar Revolving Commitment as of the First Restatement Effective Date is set forth on Schedule 2.1.

“US Dollar Revolving Credit Exposure” means, as to any US Dollar Revolving Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“US Dollar Revolving Facility” means the US Dollar revolving loan facility under this Agreement providing US Dollar Revolving Commitments and US Dollar Revolving Loans to the Borrowers by the US Dollar Revolving Lenders.

“US Dollar Revolving Lender” means, at any time, any Lender that has a US Dollar Revolving Commitment or holds a US Dollar Revolving Loan at such time.

“US Dollar Revolving Loan” has the meaning specified in Section 2.1(b).

“US Dollar Revolving Note” means a promissory note made by the Borrower in favor of a US Dollar Revolving Lender evidencing US Dollar Revolving Loans made by such US Dollar Revolving Lender, substantially in the form of Exhibit D-2.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and (b) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) or imposed elsewhere.

“Wholly-Owned Domestic Subsidiary” means, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary of such Person.

“Wholly-Owned Subsidiary” means, as to any Person, any Subsidiary of such Person which is (i) a corporation of which 100% of the capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person or (ii) a partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of Holdings with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Holdings and its Subsidiaries under applicable law).

“Withholding Agent” means any Loan Party, the Administrative Agent or any Lender.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2        Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”) and Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

Section 1.3        Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.4        Accounting Terms; GAAP. Except as otherwise expressly provided herein, the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by the Lead Borrower to the Lenders); provided that, except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) used in determining compliance with Section 6.4 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of Holdings delivered pursuant to Section 5.1 for the fiscal year ended December 31, 2024; provided, further, that if the Lead Borrower notifies the Administrative Agent that the Lead Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the First Restatement Effective Date in GAAP or in the application thereof on the operation of any provision hereof (including as a result of an election to apply IFRS) (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP (or such election) or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change (or such election) shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. At any time after the First Restatement Effective Date, Holdings may elect to apply IFRS in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS; provided that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to Holding’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Lead Borrower or any Subsidiary at “fair value,” as defined therein and (b) if at any time the obligations of any Person in respect of an operating lease are otherwise required to be characterized or recharacterized as capital or finance lease obligations as a result of a change in GAAP after the date hereof, then for purposes hereof such Person’s obligations under such operating lease shall not, notwithstanding such characterization or recharacterization, be deemed Finance Lease Obligations.

Section 1.5        Exchange Rates; Currency Equivalents.

(a)            The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Events and Multicurrency Revolving Credit Exposure (or components thereof) denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, in accordance with the first sentence of this clause (a). The Lead Borrower and the Lenders will be promptly informed of the results of such calculations. Notwithstanding the foregoing, for purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances (excluding for the avoidance of doubt in connection with Credit Events or Multicurrency Revolving Credit Exposure or components thereof or the matters referred to in paragraph (b) below) depend upon compliance with, or are determined by reference to, amounts stated in dollars, such amounts shall be deemed to refer to dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates; provided that if Indebtedness is incurred to refinance other Indebtedness, and such refinancing would cause the applicable dollar denominated limitation to be exceeded if calculated at the Spot Rate in effect on the Business Day immediately preceding the date of such refinancing, such dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced except as permitted hereunder.

(b)            Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or SONIA Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in dollars, but such Borrowing, Term Benchmark Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

Section 1.6        Change of Currency.

(a)            Each obligation of each Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the First Restatement Effective Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)            Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.7        LLC Divisions/Series Transactions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.8        Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any other Term Benchmark Rate, the SONIA Rate, the Canadian Prime Rate, any other Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement and any Canadian Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement or any Canadian Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, the Canadian Prime Rate, the SONIA Rate or any other Term Benchmark Rate, such Benchmark or Canadian Benchmark or any other Benchmark or Canadian Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes, as the case may be. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, SONIA Rate, any alternative, successor or replacement rate or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the SONIA Rate, the Canadian Prime Rate, any Term Benchmark Rate, a Benchmark or a Canadian Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement or Canadian Benchmark Replacement,) any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

Section 2.1        Commitments. Subject to the terms and conditions set forth herein, (a) each Multicurrency Revolving Lender agrees to make loans in dollars or in one or more Alternative Currencies (each such loan, a “Multicurrency Revolving Loan”) to the Borrowers from time to time during the Availability Period, in an aggregate principal amount that will not result in (i) such Multicurrency Revolving Lender’s Multicurrency Revolving Credit Exposure exceeding such Multicurrency Revolving Lender’s Multicurrency Revolving Commitment or (ii) the sum of the aggregate amount of the Multicurrency Revolving Credit Exposure of all Multicurrency Revolving Lenders exceeding the total Multicurrency Revolving Commitments and (b) each US Dollar Revolving Lender agrees to make loans in dollars (each such loan, a “US Dollar Revolving Loan” and, together with the Multicurrency Revolving Loans, the “Revolving Loans” and each, a “Revolving Loan”) to the Borrowers from time to time during the Availability Period, in an aggregate principal amount that will not result in (i) such US Dollar Revolving Lender’s US Dollar Revolving Credit Exposure exceeding such US Dollar Revolving Lender’s US Dollar Revolving Commitment or (ii) the sum of the aggregate amount of the US Dollar Revolving Credit Exposure of all US Dollar Revolving Lenders exceeding the total US Dollar Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.2        Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders of the applicable Class ratably in accordance with their respective Applicable Percentages. The failure of any Lender of the applicable Class to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.4.

(b)            Subject to Section 2.13 and Section 2.14(c), (i) each Revolving Borrowing shall be comprised entirely of ABR Loans, Term Benchmark Loans or SONIA Loans as the Lead Borrower may request in accordance herewith and (ii) each Swingline Loan shall be comprised entirely of ABR Loans. Term Benchmark Loans may be denominated in dollars or in any Alternative Currency (except Sterling), as the Lead Borrower may request in accordance herewith. ABR Loans shall be denominated only in dollars. SONIA Loans shall be denominated only in Sterling. Subject to Section 2.14(c), each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)            At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing or SONIA Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or the amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e), as the case may be. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Term Benchmark Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3        Requests for Revolving Borrowings. To request a Revolving Borrowing, the Lead Borrower shall notify the Administrative Agent of such request by telecopy or electronic mail (a) in the case of a Term Benchmark Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a SONIA Borrowing, not later than 4:00 p.m. London time, three Business Days before the date of such proposed Borrowing or (c) in the case of an ABR Borrowing (excluding a Borrowing of Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), not later than 12:00 noon, New York City time, on the same day as the proposed Borrowing (or, in the case of an ABR Borrowing on the First Restatement Effective Date, not later than 9:00 a.m., New York City time, on the same day as the proposed Borrowing). Each such Borrowing Request shall be irrevocable and shall be delivered to the Administrative Agent in writing in substantially the form of Exhibit B attached hereto and signed by the Lead Borrower. Each such written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i)             the aggregate amount of the requested Borrowing;

(ii)            the identity of the applicable Borrower;

(iii)           the date of such Borrowing, which shall be a Business Day;

(iv)           whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or a SONIA Borrowing;

(v)            in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi)           in the case of a Term Benchmark Borrowing, the currency in which such Term Benchmark Borrowing shall be denominated;

(vii)          the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of Section 2.6; and

(viii)         the Class of such Borrowing.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing with an Interest Period of one month’s duration denominated in the currency specified, and if no currency is specified, in dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency is specified with respect to any requested Term Benchmark Borrowing, then the Lead Borrower shall be deemed to have selected a Term Benchmark Borrowing denominated in dollars. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding anything to the contrary, Mandatory Borrowings shall be made upon the notice specified in Section 2.4(c), with each Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.4(c); provided, however, that the making of such Mandatory Borrowings shall not constitute a representation or warranty by Holdings or any Borrower that any of the conditions specified in Article IV. are satisfied as of the time such Mandatory Borrowings are made.

Section 2.4        Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make loans to the Borrowers (each such loan, a “Swingline Loan”), at any time and from time to time on or after the First Restatement Effective Date and prior to the Swingline Expiry Date in an aggregate principal amount at any time outstanding that will not result in (i) the sum of the total Swingline Exposures exceeding $75,000,000, (ii) the sum of the total Multicurrency Revolving Credit Exposures exceeding the total Multicurrency Revolving Commitments, (iii) any Multicurrency Revolving Lender’s Multicurrency Revolving Credit Exposure exceeding such Lender’s Multicurrency Revolving Commitment or (iv) for any Multicurrency Revolving Lender who is also the Swingline Lender, the sum of such Multicurrency Revolving Lender’s Multicurrency Revolving Credit Exposure plus any Swingline Loans made by such Person and outstanding on the date of such Borrowing exceeding such Lender’s Multicurrency Revolving Commitment. Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lender. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be denominated in dollars and shall be in an amount that is an integral multiple of $500,000 and not less than $500,000; provided that a Swingline Loan may be made in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.5(e).

(b)            To request a Swingline Loan, the Lead Borrower shall notify the Administrative Agent of such request by telecopy or electronic mail, not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Lead Borrower. The Swingline Lender shall make such Swingline Loan available to the Borrowers by means of a credit to the general deposit account of the applicable Borrower or Borrowers with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.5(e), by remittance to the applicable Issuing Bank) by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)            On any Business Day, the Swingline Lender may, in its sole discretion, give written notice to the Lead Borrower (unless a Default or Event of Default then exists under clauses (h) or (i) of Article VII) and the other Multicurrency Revolving Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Multicurrency Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under clauses (h) or (i) of Article VII or upon the exercise of any of the remedies provided in the last paragraph of Article VII), in which case one or more Borrowings of Multicurrency Revolving Loans constituting ABR Loans and denominated in dollars (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Multicurrency Revolving Lenders pro rata based on each such Lender’s Applicable Percentage (determined before giving effect to any termination of the Multicurrency Revolving Commitments pursuant to the last paragraph of Article VII, if applicable) and the proceeds thereof shall be applied directly by the Administrative Agent to repay the Swingline Lender for such outstanding Swingline Loans. Each Multicurrency Revolving Lender hereby irrevocably agrees to make Multicurrency Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with any minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Article IV are then satisfied, (iii) whether a Default or an Event of Default then exists or would result therefrom, (iv) the date of such Mandatory Borrowing, and (v) the amount of the total Multicurrency Revolving Commitments at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code, the Insolvency Act 1986 of the United Kingdom or any other applicable Debtor Relief Laws with respect to any Borrower), then each Multicurrency Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Multicurrency Revolving Lenders to share in such Swingline Loans ratably based upon their respective Applicable Percentages (determined before giving effect to any termination of the Multicurrency Revolving Commitments pursuant to the last paragraph of Article VII), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Multicurrency Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the Overnight Rate for the first three days and at the interest rate otherwise applicable to Multicurrency Revolving Loans maintained as ABR Loans hereunder for each day thereafter.

Section 2.5        Letters of Credit.

(a)            General. (i) Subject to the terms and conditions set forth herein, any Borrower may request (the Borrower that shall have made such request, a “Requesting Borrower”) the issuance by any Issuing Bank of Letters of Credit in dollars or in any Alternative Currency for such Requesting Borrower’s own account, in a form reasonably acceptable to the Administrative Agent and such Issuing Bank, at any time on or after the First Restatement Effective Date and prior to the 60th day prior to the Maturity Date, and (subject to the conditions set forth in Section 4.2), such Issuing Bank will (in all events subject to, and in accordance with, such Issuing Bank’s policies and procedures) issue the Letters of Credit in the requested currency. Notwithstanding anything to the contrary in this Section 2.5, no Issuing Bank shall be under any obligation to issue any Letter of Credit if (x) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally or (y) such Issuing Bank does not, as of the issuance date of the requested Letter of Credit, issue letters of credit in the requested currency. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Requesting Borrower to, or entered into by any Requesting Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything to the contrary in this Section 2.5, Truist Bank shall only be required to issue standby Letters of Credit.

(ii)            Notwithstanding anything to the contrary above and at the request of the Requesting Borrower, any Letter of Credit may contain a statement to the effect that such Letter of Credit is issued for the account of Holdings or any of its Subsidiaries; provided that (x) notwithstanding such statement, the Requesting Borrower shall be the actual account party for all purposes of the Loan Documents for such Letter of Credit and such statement shall not affect the Requesting Borrower’s reimbursement obligations hereunder with respect to such Letter of Credit, or the benefit of the guaranties provided pursuant to the Guaranties and (y) Holdings or the respective Subsidiaries, as applicable shall deliver such documentation (including, without limitation, customary letter of credit applications and reimbursement agreements) as may be reasonably requested by the Administrative Agent or the applicable Issuing Bank consistent with the terms of the Loan Documents.

(b)            Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Requesting Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to any Issuing Bank and the Administrative Agent (at least five Business Days in advance of the requested date of issuance, amendment, renewal or extension (or such shorter period as is acceptable to such Issuing Bank)) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.5), the stated amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; provided that the initial stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Bank. If requested by the applicable Issuing Bank, the Requesting Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Requesting Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $125,000,000 (the “LC Sublimit”), (ii) the sum of the total Multicurrency Revolving Credit Exposures shall not exceed the total Multicurrency Revolving Commitments, (iii) the Multicurrency Revolving Credit Exposure of any Multicurrency Revolving Lender shall not exceed such Multicurrency Revolving Lender’s Commitment, (iv) the face amount of outstanding Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Applicable LC Fronting Sublimit and (v) following the effectiveness of any Maturity Date Extension Request, the LC Exposure in respect of all Letters of Credit having an expiration date after the second Business Day prior to the Existing Maturity Date shall not exceed the total Multicurrency Revolving Commitments of the Consenting Lenders extended pursuant to Section 2.21; provided that an Issuing Bank shall not issue, amend, renew or extend any Letter of Credit (other than automatic renewals thereof pursuant to customary evergreen provisions or amendments that do not effect an extension, or increase the stated aggregate face amount, of such Letter of Credit) if it shall have been notified by the Administrative Agent at the written request of the Required Class Lenders with respect to the Multicurrency Revolving Facility that a Default or an Event of Default has occurred and is continuing and that, as a result, no further Letters of Credit shall be issued by it (a “Letter of Credit Suspension Notice”); provided that the applicable Issuing Bank shall have received such Letter of Credit Suspension Notice within a sufficient amount of time to process internally the instructions therein contained.

(c)            Expiration Date. Each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof and (B) five Business Days prior to the Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Maturity Date; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in the preceding clause (x)(B) above) so long as such Letter of Credit permits the applicable Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such twelve-month period to be agreed upon at the time such Letter of Credit is issued. For the avoidance of doubt, if the Maturity Date shall be extended pursuant to Section 2.21, “Maturity Date” as referenced in this clause (c) shall refer to the Maturity Date as extended pursuant to Section 2.21; provided that, notwithstanding anything in this Agreement (including Section 2.21 hereof) or any other Loan Document to the contrary, the Maturity Date, as such term is used in reference to any Issuing Bank or any Letter of Credit issued thereby, may not be extended without the prior written consent of the applicable Issuing Bank.

(d)            Participations. (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Multicurrency Revolving Lenders, such Issuing Bank hereby grants to each Multicurrency Revolving Lender, and each Multicurrency Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Multicurrency Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Multicurrency Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.5, or of any reimbursement payment required to be refunded to any Borrower for any reason; it being understood and agreed that (x) with respect to each LC Disbursement denominated in dollars, such payment shall be denominated in dollars and (y) with respect to each LC Disbursement denominated in an Alternative Currency, such payment shall be denominated in such Alternative Currency or, in the case of a Designated LC Disbursement, in dollars. Each Multicurrency Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit, the occurrence and continuance of a Default, the reduction or termination of the Multicurrency Revolving Commitments or any adverse change in the relevant exchange rates or the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or the relevant currency markets generally, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(ii)            In determining whether to pay under any Letter of Credit, no Issuing Bank shall have any obligation other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Bank under or in connection with any Letter of Credit issued by it shall not create for such Issuing Bank any resulting liability to any Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence, bad faith or willful misconduct on the part of such Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e)            Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Requesting Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent at the applicable Administrative Agent’s Office an amount equal to such LC Disbursement (x) in the case of an LC Disbursement denominated in dollars or Canadian Dollars, in such currency not later than 5:00 p.m., New York City time, on the Business Day (the “Reimbursement Date”) immediately following the date on which such Requesting Borrower receives notice of such LC Disbursement and (y) in the case of an LC Disbursement denominated in Euro or Sterling, in such currency not later than 12:00 noon, New York City time, on the Reimbursement Date; provided that in the case of an LC Disbursement denominated in an Alternative Currency, reimbursement of such LC Disbursement shall be paid in dollars in accordance with clause (x) above if either (A) the applicable Issuing Bank (at its option) shall have specified in its notice of such LC Disbursement to the Requesting Borrower that such Issuing Bank will require reimbursement in dollars or (B) in the absence of any such requirement for reimbursement in dollars, the Requesting Borrower shall have notified such Issuing Bank promptly following receipt of the notice of such LC Disbursement that the Requesting Borrower will reimburse such Issuing Bank in dollars. In the case of any LC Disbursement that has been designated for reimbursement in dollars in accordance with the proviso to the foregoing sentence (a “Designated LC Disbursement”) or any LC Disbursement that is denominated in dollars, the Lead Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 or Section 2.4, as applicable, that such payment be financed with a Multicurrency Revolving Borrowing (which Multicurrency Revolving Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate) or a Swingline Loan in an equivalent amount and, to the extent so financed, the Requesting Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Multicurrency Revolving Borrowing or Swingline Loan. In the case of a Designated LC Disbursement, the applicable Issuing Bank shall notify the Requesting Borrower of the Dollar Equivalent of the amount of such Designated LC Disbursement promptly following the determination thereof. If the Requesting Borrower fails to timely reimburse the applicable Issuing Bank for any LC Disbursement on the applicable Reimbursement Date, the Administrative Agent shall promptly notify each Multicurrency Revolving Lender of the applicable LC Disbursement, the payment then due from such Requesting Borrower in respect thereof (expressed in dollars or, in the case of an LC Disbursement denominated in an Alternative Currency, the amount of the Dollar Equivalent thereof) and such Multicurrency Revolving Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Multicurrency Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Requesting Borrower, in the same manner as provided in Section 2.6 with respect to Loans made by such Multicurrency Revolving Lender (and Section 2.6 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Multicurrency Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Multicurrency Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Multicurrency Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Multicurrency Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Requesting Borrower of its obligation to reimburse such LC Disbursement.

(f)             Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.5 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by each Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.5, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s Obligations hereunder. Neither the Administrative Agent, the Multicurrency Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank (as determined by a court of competent jurisdiction in a final and non-appealable decision), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)            Disbursement Procedures. The applicable Issuing Bank shall, within the period stipulated by the terms and conditions of a Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by such Issuing Bank. After such examination, such Issuing Bank shall promptly notify the Administrative Agent and the Requesting Borrower by telecopy or electronic mail of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Requesting Borrower of its obligation to reimburse such Issuing Bank and the Multicurrency Revolving Lenders with respect to any such LC Disbursement.

(h)            Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Requesting Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Requesting Borrower reimburses such LC Disbursement, at the Alternate Base Rate plus the Applicable Rate; provided that, if the Requesting Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.5, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Multicurrency Revolving Lender pursuant to paragraph (e) of this Section 2.5 to reimburse the applicable Issuing Bank shall be for the account of such Multicurrency Revolving Lender to the extent of such payment.

(i)             Cash Collateralization. If any Event of Default shall occur and be continuing, as soon as reasonably practicable and in any event within one (1) Business Day after the Lead Borrower receives notice from the Administrative Agent or the Required Class Lenders with respect to the Multicurrency Revolving Facility (or, if the maturity of the Loans has been accelerated, Multicurrency Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Lead Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Multicurrency Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to the Dollar Equivalent of 103% of the LC Exposure as of such date plus any accrued and unpaid interest thereon (all obligations to deposit such cash collateral, “Cash Collateral Obligations”); provided that the Cash Collateral Obligations shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made solely in Cash Equivalents at the option and sole discretion of the Administrative Agent and at the Lead Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Multicurrency Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations. If the Lead Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default as set forth above or as required in the two immediately succeeding sentences, such amount (to the extent not applied as aforesaid) shall be returned to the Lead Borrower within three (3) Business Days after all Events of Default have been cured or waived or such LC Exposure no longer exceeds (or no longer exceeds 103% of) the LC Sublimit or the Applicable LC Fronting Sublimit, as applicable. If the Administrative Agent or an Issuing Bank notifies the Lead Borrower at any time that the LC Exposure at such time exceeds the LC Sublimit, or the face amount of Letters of Credit issued by any Issuing Bank exceeds such Issuing Bank’s Applicable LC Fronting Sublimit, other than as a result of fluctuations in currency exchange rates, then, within three (3) Business Days after receipt of such notice, the Lead Borrower shall provide cash collateral in accordance with this clause (i) for the LC Exposure in an amount not less than the amount of such excess. If at any time, including any Revaluation Date, solely as a result of fluctuations in currency exchange rates, the LC Exposure at such time exceeds 103% of the LC Sublimit, or the face amount of Letters of Credit issued by any Issuing Bank exceeds 103% of such Issuing Bank’s Applicable LC Fronting Sublimit, then within three (3) Business Days after the receipt of such notice the Lead Borrower shall provide cash collateral in accordance with this clause (i) for the LC Exposure in an amount not less than the amount of such excess.

(j)             Designation of Issuing Banks. The Lead Borrower may, at any time and from time to time, upon notice to the Administrative Agent, designate as an Issuing Bank one or more Multicurrency Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Multicurrency Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by (i) the execution and delivery to the Administrative Agent by such designated Multicurrency Revolving Lender on the First Restatement Effective Date of a counterpart to this Agreement in its capacity as an Issuing Bank or (ii) an agreement, which shall be in form and substance reasonably satisfactory to such Issuing Bank, executed by each Borrower, the Administrative Agent and such designated Multicurrency Revolving Lender and, from and after the First Restatement Effective Date or the First Restatement Effective Date of such agreement, as the case may be, (x) such Multicurrency Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (y) references herein to the term “Issuing Bank” shall be deemed to include such Multicurrency Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(k)            Termination or Resignation of an Issuing Bank. (i) The Lead Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent, which termination shall become effective upon the earliest of (x) such Issuing Bank acknowledging receipt of such notice, (y) the 10th Business Day following the date of the delivery thereof, and (z) at any time on and after the date that such Issuing Bank or any of its direct or indirect parent companies satisfies any provision of clause (d) of the definition of “Defaulting Lender”, the date such notice is delivered by the Lead Borrower. At the time any such termination shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.11(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit. Without limiting the foregoing, following the delivery by the Lead Borrower of any notice of termination in respect of any Issuing Bank (and regardless of whether such notice has become effective), such terminated Issuing Bank shall have no obligation to issue, amend, renew or extend any Letter of Credit.

(ii)            Any Issuing Bank may, upon at least 30 days’ prior written notice to the Administrative Agent and the Lead Borrower, resign as an Issuing Bank; provided that such resignation shall not become effective until the Lead Borrower shall have appointed (and upon receipt by the Lead Borrower of any notice described in this Section 2.5(k)(ii), the Lead Borrower shall be obligated to use commercially reasonable efforts to promptly appoint) a successor Issuing Bank (which may be a Multicurrency Revolving Lender) reasonably acceptable to the Lead Borrower willing to accept its appointment as successor Issuing Bank. Notwithstanding the delivery by an Issuing Bank of a notice of resignation pursuant to this Section 2.5(k)(ii), prior to the effectiveness of such resignation such Issuing Bank shall remain obligated to have all the rights and obligations of an Issuing Bank under this Agreement, including the obligation to issue additional Letters of Credit in accordance with the terms of this Agreement. Upon the effectiveness of any resignation pursuant to this Section 2.5(k)(ii), (x) the resigning Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to the effectiveness of such resignation, but shall not issue any additional Letters of Credit, (y) the successor Issuing Bank shall become a party to this Agreement as an Issuing Bank and shall assume the resigning Issuing Bank’s Applicable LC Fronting Sublimit and its obligation to issue additional Letters of Credit in accordance with the terms of this Agreement and (z) the Borrowers shall pay all unpaid fees accrued for the account of the resigning Issuing Bank pursuant to Section 2.11(b).

(l)             Existing Letters of Credit. On the First Restatement Effective Date, each letter of credit listed on Schedule 2.5(l), to the extent outstanding, shall be automatically and without further action by the parties thereto (and without payment of any fees otherwise due upon the issuance of a Letter of Credit) deemed converted into Letters of Credit issued pursuant to this Section 2.5 and subject to the provisions hereof.

Section 2.6        Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 12:00 noon, New York City time, in the case of any Loan denominated in dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan denominated in an Alternative Currency (or in the case of (x) Mandatory Borrowings, no later than 1:00 p.m., New York City time or (y) Swingline Loans, as provided in Section 2.4(b)) to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower (other than Revolving Loans made pursuant to a Mandatory Borrowing) by promptly crediting the amounts so received, in like funds, to an account or accounts designated by the Lead Borrower in the applicable Borrowing Request; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing) denominated in dollars, there are LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such LC Disbursements, second, to the payment in full of any such Swingline Loans, and third, to the applicable Borrower as otherwise provided above.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing in respect of any Class that such Lender will not make available to the Administrative Agent such Lender’s Applicable Percentage of such Borrowing for such Class, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.6 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its Applicable Percentage of the applicable Borrowing for such Class available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. If such Borrower and such Lender shall both pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing for such Class. Any payment by any Borrower shall be without prejudice to any claim that such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.7        Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request (or as otherwise determined in accordance with Section 2.3). Thereafter, the Lead Borrower may, at any time and from time to time, elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.7. The Lead Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated among the Lenders holding the Loans comprising such Borrowing in accordance with their respective Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be continued in the same currency or must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)            To make an election pursuant to this Section 2.7, the Lead Borrower shall notify the Administrative Agent of such election by telecopy or electronic mail by the time that a Borrowing Request would be required under Section 2.3 if the Lead Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request shall be irrevocable and shall be delivered to the Administrative Agent in writing (an “Interest Election Request”) in substantially the form of Exhibit C attached hereto and signed by the Lead Borrower.

(c)            Each Interest Election Request shall specify the following information in compliance with Section 2.2:

(i)             the Borrowing and Class to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)            the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)           whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv)           if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Lead Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Lead Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing in the same currency with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, (i) no outstanding Revolving Borrowing in dollars may be converted to or continued as a Term Benchmark Borrowing, (ii) unless repaid, each Term Benchmark Borrowing in dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) the Required Lenders may demand that any or all of the then outstanding Term Benchmark Loans denominated in an Alternative Currency be prepaid, or redenominated into dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

Section 2.8        Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments of either Class shall terminate on the Maturity Date.

(b)            The Lead Borrower may at any time terminate, or from time to time reduce, the Commitments of either Class, in each case without premium or penalty; provided that (i) each reduction of the Commitments of either Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Lead Borrower shall not terminate or reduce the Commitments of either Class if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, (x) the Multicurrency Revolving Loans outstanding would exceed the Multicurrency Revolving Commitments or (y) the US Dollar Revolving Loans outstanding would exceed the US Dollar Revolving Commitments.

(c)            The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.8 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section 2.8 shall be irrevocable; provided that a notice of termination of the Commitments of either Class delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another transaction, in which case such notice may be revoked by the Lead Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of either Class shall be permanent. Each reduction of the Commitments of either Class shall be applied to the Lenders for such Class in accordance with their respective Applicable Percentages for such Class.

Section 2.9        Repayment of Loans; Evidence of Debt; Borrower Obligations Joint and Several; Release of the Lead Borrower. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date and (ii) to the Swingline Lender the then-unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two (2) Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made to any Borrower, the Borrowers shall repay all Swingline Loans then outstanding.

(b)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)            The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.9 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)            Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in substantially the form of Exhibit D-1 or Exhibit D-2 attached hereto, as applicable. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes substantially in such form payable to the payee named therein (or to such payee and its registered assigns).

(f)             Subject to Section 9.23, the Obligations of each Borrower (including each Designated Borrower (other than each Foreign Designated Borrower)) shall be joint and several in nature.

Section 2.10      Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, without premium or penalty (subject to the requirements of Section 2.15), subject to prior notice in accordance with paragraph (b) of this Section 2.10.

(b)            The Lead Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telecopy or electronic mail of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in dollars, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of a prepayment of a Term Benchmark Revolving Borrowing denominated in an Alternative Currency, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (iii) in the case of prepayment of a SONIA Revolving Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment, (iv) in the case of prepayment of an ABR Revolving Borrowing, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or (v) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.8, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.8. Promptly following receipt of any such notice relating to a Revolving Borrowing of any Class or a Swingline Borrowing, the Administrative Agent shall advise the Lenders of the applicable Class of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type and Class as provided in Section 2.2. Each partial prepayment of a Swingline Borrowing shall be in an amount that would be permitted in the case of an advance of a Swingline Borrowing as provided in Section 2.4. Each prepayment of a Revolving Borrowing of any Class or a Swingline Borrowing shall be applied ratably to the Loans for such Class included in the prepaid Borrowing of the Lenders for such Class in accordance with their respective Applicable Percentages for such Class. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any costs incurred as contemplated by Section 2.15.

(c)            (i) If at any time other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal amount of all of the Multicurrency Revolving Credit Exposures exceeds the total Multicurrency Revolving Commitments, the Borrowers shall immediately repay Multicurrency Revolving Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.5(i), in an aggregate principal amount sufficient to cause the aggregate amount of all Multicurrency Revolving Credit Exposures to be less than or equal to the total Multicurrency Revolving Commitments.

(ii)            If at any time, solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal amount of all of the Multicurrency Revolving Credit Exposures exceeds 103% of the total Multicurrency Revolving Commitments, the Borrowers shall (x) immediately repay Multicurrency Revolving Borrowings or (y) cash collateralize LC Exposure in an account with the Administrative Agent pursuant to and within the time period required by Section 2.5(i), in the case of each of clauses (x) and (y) in an aggregate principal amount sufficient to cause the aggregate amount of all Multicurrency Revolving Credit Exposure to be less than or equal to the total Multicurrency Revolving Commitments.

Section 2.11      Fees. (a) The Lead Borrower agrees to pay to the Administrative Agent (x) for the account of each US Dollar Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the relevant percentage set forth in the column entitled “Commitment Fee” in the definition of “Applicable Rate” on the daily amount by which the US Dollar Revolving Commitment of such US Dollar Revolving Lender exceeds the US Dollar Revolving Credit Exposure of such US Dollar Revolving Lender during the period from and including the First Restatement Effective Date to but excluding the date on which such US Dollar Revolving Commitment terminates and (y) for the account of each Multicurrency Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the relevant percentage set forth in the column entitled “Commitment Fee” in the definition of “Applicable Rate” on the daily amount by which the Multicurrency Revolving Commitment of such Multicurrency Revolving Lender exceeds the Multicurrency Revolving Credit Exposure (without giving effect to Swingline Loans) of such Lender during the period from and including the First Restatement Effective Date to but excluding the date on which such Multicurrency Revolving Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the First Restatement Effective Date. All commitment fees shall be payable in dollars, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)            The Lead Borrower agrees to pay (i) to the Administrative Agent for the account of each Multicurrency Revolving Lender in accordance with its Applicable Percentage a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Loans on the average daily amount of such Multicurrency Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the First Restatement Effective Date to but excluding the later of the date on which such Multicurrency Revolving Lender’s Commitment terminates and the date on which such Multicurrency Revolving Lender ceases to have any LC Exposure and (ii) to the applicable Issuing Bank a fronting fee with respect to each Letter of Credit issued by it, which shall accrue, commencing with the First Restatement Effective Date, at a rate per annum equal to 0.125% on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Banks during the period from and including the First Restatement Effective Date to but excluding the later of the date of termination of the Multicurrency Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. All fees referred to in clause (ii) of the foregoing sentence shall be calculated and payable in dollars; provided that, at the election of the applicable Issuing Bank or (solely to the extent permitted by the applicable Issuing Bank’s policies and procedures) the Lead Borrower, in the case of a Letter of Credit denominated in an Alternative Currency such fees shall be calculated and payable in such Alternative Currency. Unless otherwise specified above, participation fees and fronting fees accrued through the last day of March, June, September and December of each year shall be payable on the last day of March, June, September and December of each year and on the date on which the Multicurrency Revolving Commitments terminate, commencing on the first such date to occur after the First Restatement Effective Date; provided that all such fees shall be payable on the date on which the Multicurrency Revolving Commitments terminate and any such fees accruing after the date on which the Multicurrency Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)            The Lead Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Holdings and the Administrative Agent.

(d)            The Lead Borrower agrees to pay to the applicable Arranger the applicable fees agreed to between Holdings and such Arranger in any Fee Letter or as otherwise agreed in writing between them in the manner and at the times set forth therein.

(e)            All fees payable hereunder shall be paid on the dates due, in Same Day Funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. The amount of such fees required to be paid hereunder shall not be refundable under any circumstances.

Section 2.12      Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)            The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term Benchmark Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)            Each SONIA Loan shall bear interest at the SONIA Rate plus the Applicable Rate.

(d)            Notwithstanding paragraphs (a), (b) and (c) of this Section 2.12, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.12 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section 2.12.

(e)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of any Class, upon termination of the Commitments for such Class; provided that (i) interest accrued pursuant to paragraph (e) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)             All interest hereunder shall be computed on the basis of a year of 360 days, except that (x) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Citi Prime Rate and (y) interest in respect of Loans denominated in Canadian Dollars or Sterling shall in each case be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day); provided that in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, interest hereunder shall be computed in accordance with such market practice. The applicable Alternate Base Rate, Term Benchmark Rate or SONIA Rate shall be determined by the Administrative Agent in accordance with the terms hereof, and such determination shall be conclusive absent manifest error.

Section 2.13      Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Term Benchmark Borrowing, (i) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Term Benchmark Rate for such Term Benchmark Borrowing for such Interest Period or (ii) at any time, that adequate and reasonable means do not exist for ascertaining the SONIA Rate, or (iii) the Administrative Agent is advised by the Required Lenders that (A) the Term Benchmark Rate for such Term Benchmark Borrowing for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) the SONIA Rate will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing; then the Administrative Agent shall give written notice thereof to the Lead Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing in the Term Benchmark Rate that is unavailable because the conditions described in clause (a) above have been satisfied (such unavailable rate, the “Unavailable Rate”), shall be ineffective, and (ii) if any Borrowing Request requests a Term Benchmark Borrowing or a SONIA Borrowing with an Unavailable Rate, (x) if such Borrowing Request is for a Borrowing in dollars or if an alternative rate of interest is not in effect pursuant to clause (y) below, such Borrowing shall be made as an ABR Borrowing (in dollars) or (y) if such Borrowing Request is for a Borrowing in an Alternative Currency, the Administrative Agent may, in consultation with the Lead Borrower, propose to the Lead Borrower in writing an alternative interest rate for the affected Borrowing that, if accepted by the Lead Borrower in a writing delivered to the Administrative Agent within one Business Day of the Lead Borrower’s receipt of such written proposal, shall apply with respect to the affected Borrowing until (1) the Administrative Agent notifies the Lead Borrower and the Lenders that the circumstances giving rise to the notice described above no longer exist, (2) the Administrative Agent is advised by the Required Lenders that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loan (or its Loans) included in the affected Borrowing or (3) any Lender determines that any law or regulation has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Lead Borrower written notice thereof; provided that, notwithstanding the foregoing, all Term Benchmark Rates (other than any then applicable Unavailable Rates) shall remain available for Borrowings until such rate shall be an Unavailable Rate.

Section 2.14      Increased Costs and Illegality. (a) If any Change in Law shall:

(i)             impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Term Benchmark Rate);

(ii)            impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Benchmark Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)           subject any Recipient of any payments to be made by or on account of any obligation of any Borrower hereunder to any Taxes on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, (C) Other Taxes, which Other Taxes, solely for purposes of this Section 2.14(a)(iii), include any Taxes that would be Other Taxes but for the fact that they are imposed with respect to an assignment) or (D) Connection Income Taxes;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting to or maintaining any Term Benchmark Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then, subject to paragraphs (c) and (d) of this Section 2.14, the Borrowers (other than any Foreign Designated Borrower) will jointly and severally pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or such Issuing Bank charges other borrowers or account parties for such additional costs incurred or reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrowers in connection with substantially similar facilities as reasonably determined by such Lender or such Issuing Bank, as the case may be, acting in good faith. In addition, the Borrowers will jointly and severally pay to each Lender, as long as such Lender shall be (i) required by a central banking or financial regulatory authority with regulatory authority over such Lender to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits obtained in the London or the European interbank market (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Term Benchmark Loan equal to the actual costs of such reserves allocable to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) and (ii) required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Term Benchmark Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs of such reserves allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error, and certified to the Lead Borrower), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional costs from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional costs shall be due and payable 15 days from receipt of such notice.

(b)            If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments hereunder or the Loans made, or participations in Letters of Credit held, by such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank, or such Lender’s or such Issuing Bank’s holding company would have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time, subject to paragraphs (c) and (d) of this Section 2.14, the Borrowers (other than any Foreign Designated Borrower) will jointly and severally pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered; provided that such amounts shall be proportionate to the amounts that such Lender or such Issuing Bank charges other borrowers or account parties for such reductions suffered on loans or letters of credit, as the case may be, similarly situated to the Borrowers in connection with substantially similar facilities as reasonably determined by such Lender or such Issuing Bank, as the case may be, acting in good faith.

(c)            Notwithstanding any other provision of this Agreement, but subject to Section 2.18, if any Lender shall provide written notice to the Administrative Agent and the Lead Borrower that any Change in Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its applicable lending office to make Term Benchmark Loans or to fund or maintain Term Benchmark Loans hereunder (i) with respect to Loans denominated in dollars (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Loans denominated in dollars, (B) each Term Benchmark Loan of such Lender denominated in dollars will automatically be converted to ABR Loans on the last day of the then current Interest Period therefor or, if earlier, on the date specified by such Lender in such notification (which date shall be no earlier than the last day of any applicable grace period permitted by applicable law) and (C) the obligation of such Lender to make or continue affected Term Benchmark Loans denominated in dollars or to convert Loans into Term Benchmark Loans denominated in dollars shall be suspended until the Administrative Agent or such Lender shall notify the Lead Borrower that the circumstances causing such suspension no longer exist and (ii) with respect to Loans denominated in an Alternative Currency, (A) upon receipt of such notification, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Loans denominated in such Alternative Currency, (B) such Loans of such Lender shall be maintained at the Canadian Prime Rate, in the case of Loans denominated in Canadian Dollars, or in the case of Loans denominated in Euro or Sterling, at a rate for short term borrowings of such Alternative Currency determined in a customary manner in good faith by the Administrative Agent in consultation with the Lead Borrower and (C) the obligation of such Lender to make or continue affected Term Benchmark Loans denominated in the applicable Alternative Currency or to convert Loans into Term Benchmark Loans denominated in the applicable Alternative Currency shall be suspended until the Administrative Agent or such Lender shall notify the Lead Borrower that the circumstances causing such suspension no longer exist.

(d)            A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, under this Section 2.14, including in reasonable detail a description of the basis for such claim for compensation and a calculation of such amount or amounts, shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(e)            Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.14 for any increased costs, reductions or other amounts incurred more than 120 days prior to the date that such Lender or such Issuing Bank notifies the Lead Borrower in writing of the Change in Law giving rise to such increased costs, reductions or amounts and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs, reductions or amounts is retroactive (or has retroactive effect), then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15      Break Funding Payments. With respect to Loans that are not SONIA Loans, in the event of (a) the payment or prepayment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure (other than as a result of a failure of a Lender to fund a Loan required to be funded hereunder) to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Lead Borrower pursuant to Section 2.18 or Section 2.21 or (e) any failure by any Borrower to make payment of any Loan or LC Disbursement (or interest due thereon) denominated in dollars or an Alternative Currency (other than a Designated LC Disbursement) on its scheduled due date or any payment thereof in a different currency then, in any such event, the Borrowers (other than any Foreign Designated Borrower) shall, on a joint and several basis, compensate each Lender for the loss, cost and expense attributable to such event (including any foreign exchange losses and any loss or expense arising from the performance of any foreign exchange contract) in accordance with the terms of this Section 2.15. In the case of a Term Benchmark Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term Benchmark Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable currency, amount and period from other banks in the applicable offshore interbank market for such currency, whether or not such Term Benchmark Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Lead Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16      Taxes. (a) For purposes of this Section 2.16, the term “applicable law” includes FATCA and the term “Lender” includes an Issuing Bank.

(b)            Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Taxes, except as required by law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making such deduction or withholding (including such deductions and withholdings applicable to additional sums payable under this Section 2.16) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent shall timely reimburse it for the payment of any Other Taxes.

(d)            Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes payable or paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            As soon as practicable after any payment of Taxes referred to in Section 2.16(b) or (c) by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)             This Section 2.16(f) shall not apply with respect to any UK Loan, to which the provisions of Section 2.16(g) shall apply instead. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii) and (h)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, any Foreign Lender, if it is legally entitled to do so, shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(A)           executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(B)            executed copies of IRS Form W-8ECI;

(C)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a portfolio interest certificate in compliance with Section 2.16(f)(ii)(C)(x), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate in compliance with Section 2.16(f)(ii)(C)(x) on behalf of such direct or indirect partner or partners.

(E)            any Foreign Lender shall, to the extent legally entitled to do so, deliver to the Lead Borrower and the Administrative Agent, following reasonable request, any other form prescribed by applicable law as the basis for claiming an exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

Each Lender further agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)            The provisions of this Section 2.16(g) shall apply with respect to any UK Tax Deduction.

(i)             Each Loan Party shall promptly upon becoming aware that it must make a UK Tax Deduction (or that there is any change in the rate or the basis of a UK Tax Deduction) notify the Administrative Agent accordingly. Similarly, a Lender shall promptly notify the Administrative Agent on becoming so aware in respect of a payment payable to that Lender. If the Administrative Agent receives such notification from a Lender it shall promptly notify the relevant Loan Party.

(ii)            A payment shall not be increased under Section 2.16(b) by reason of a UK Tax Deduction in respect of a UK Loan if on the date on which the payment falls due:

(A)            the payment could have been made to the relevant Lender without a UK Tax Deduction if the Lender had been a UK Qualifying Lender, but on that date that Lender is not or has ceased to be a UK Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or UK Treaty or any published practice or published concession of any relevant taxing authority; or

(B)            the relevant Lender is a UK Qualifying Lender solely by virtue of category (B) of the definition of UK Qualifying Lender and: (a) an officer of HM Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Loan Party making the payment a certified copy of that Direction; and (b) the payment could have been made to the Lender without any UK Tax Deduction if that Direction had not been made; or

(C)            the relevant Lender is a UK Qualifying Lender solely by virtue of category (B) of the definition of UK Qualifying Lender and: (a) the relevant Lender has not given a UK Tax Confirmation to the UK Borrower; and (b) the payment could have been made to the Lender without any UK Tax Deduction if the Lender had given a UK Tax Confirmation to the UK Borrower, on the basis that the UK Tax Confirmation would have enabled the UK Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(D)            the relevant Lender is a UK Treaty Lender and the UK Borrower is able to demonstrate that the payment could have been made to the Lender without the UK Tax Deduction had that Lender complied with its obligations under Section 2.16(g)(v) and Section 2.16(g)(vi).

(iii)           If a Loan Party is required to make a UK Tax Deduction, that Loan Party shall make that UK Tax Deduction and any payment required in connection with that UK Tax Deduction within the time allowed and in the minimum amount required by law.

(iv)          Without limiting the generality of Section 2.16(e), within thirty days of making either a UK Tax Deduction or any payment required in connection with that UK Tax Deduction, the Loan Party making that UK Tax Deduction shall deliver to the Administrative Agent for the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the UK Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(A)            Subject to Section 2.16(g)(v)(B) below, a UK Treaty Lender and each UK Borrower which makes a payment in respect of any Loan to which that UK Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction;

(B)            A UK Treaty Lender which (i) is a Lender on the date of this Agreement that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence opposite its name in Schedule 2.16(g); and (ii) becomes a party after the date of this Agreement that holds a passport under the HM Revenue & Customs DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall confirm its scheme reference number and its jurisdiction of tax residence in the Assignment and Assumption pursuant to which it becomes a party, and, having done so, that Lender shall be under no obligation pursuant to Section 2.16(g)(v)(A) above.

(v)            If a Lender has confirmed its scheme reference number and its jurisdiction of tax residence in accordance with Section 2.16(g)(v)(B) and:

(A)            the UK Borrower making a payment to that Lender has not made a UK Borrower DTTP Filing in respect of that Lender; or

(B)            the UK Borrower making a payment to that Lender has made a UK Borrower DTTP Filing in respect of that Lender but (i) that UK Borrower DTTP Filing has been rejected by HM Revenue & Customs, or (ii) HM Revenue & Customs has not given the UK Borrower authority to make payments to that Lender without a UK Tax Deduction within 30 Business Days of the date of the UK Borrower DTTP Filing, and, in each case, the UK Borrower has notified that Lender in writing, that Lender and the UK Borrower shall co-operate in completing any additional procedural formalities necessary for that UK Borrower to obtain authorization to make that payment without a UK Tax Deduction.

(vi)           If a Lender has not confirmed its scheme reference number and jurisdiction of tax residence in accordance with Section 2.16(g)(v)(B), no UK Borrower shall make a UK Borrower DTTP Filing or file any other form relating to the HM Revenue & Customs DT Treaty Passport scheme in respect of that Lender’s participation in any Loan unless the Lender otherwise agrees.

(vii)          A UK Borrower shall, promptly on making a UK Borrower DTTP Filing, deliver a copy of that filing to the Administrative Agent for delivery to the relevant Lender.

(viii)         Each UK Non-Bank Lender (i) which is a Lender on the date of this Agreement gives a UK Tax Confirmation to the relevant Loan Party by entering into this Agreement, and (ii) shall promptly notify the Administrative Agent if there is any change in the position from that set out in the UK Tax Confirmation.

(ix)            Each Lender which becomes a Lender after the date of this Agreement shall indicate, in the Assignment and Assumption which it executes on becoming a party, and for the benefit of the Administrative Agent and without liability to any Loan Party, which of the following categories it falls in:

(A)            not a UK Qualifying Lender;

(B)            a UK Qualifying Lender (other than a UK Treaty Lender); or

(C)            a UK Treaty Lender,

(x)            and if such a Lender fails to indicate its status in accordance with this Section 2.16(g)(x) then such Lender shall be treated for the purposes of this Section 2.16(g) (including by each Loan Party) as if it is not a UK Qualifying Lender until such time as it notifies the Administrative Agent which category applies (and the Administrative Agent, upon receipt of such notification, shall inform each UK Borrower). For the avoidance of doubt, an Assignment and Assumption shall not be invalidated by any failure of a Lender to comply with this Section 2.16(g)(x).

(h)            If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(h), “FATCA” shall include any amendments made to FATCA after the First Restatement Effective Date.

(i)             Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.4(c)(ii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.16(i).

(j)             VAT.

(i)             All amounts expressed to be payable under a Loan Document by any party to a Recipient which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply and, accordingly, subject to Section 2.16(j)(ii)(B) below, if VAT is or becomes chargeable on any supply made by any Recipient to any party under a Loan Document and such Recipient is required to account to the relevant tax authority for the VAT, that party must pay to such Recipient (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Recipient must promptly provide an appropriate VAT invoice to that party).

(ii)            If VAT is or becomes chargeable on any supply made by any Recipient (the “Supplier”) to any other Recipient (the “Other Recipient”) under a Loan Document, and any party other than the Other Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)            (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Other Recipient must (where this paragraph (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Other Recipient receives from the relevant tax authority which the Other Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)            (where the Other Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Other Recipient, pay to the Other Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Other Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(iii)            Where a Loan Document requires any party to reimburse or indemnify a Recipient for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Recipient for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Recipient reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(iv)            Any reference in this Section 2.16(j) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union or any other similar provision in any jurisdiction which is not a member state of the European Union)).

(v)            In relation to any supply made by a Recipient to any party under a Loan Document, if reasonably requested by such Recipient, that party must promptly provide such Recipient with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Recipient’s VAT reporting requirements in relation to such supply.

(k)            If any Lender or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.16 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that (w) any Lender or the Administrative Agent may determine, in its sole discretion consistent with the policies of such Lender or the Administrative Agent, whether to seek a refund for any Taxes; (x) any Taxes that are imposed on a Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax refund with respect to which such Lender or the Administrative Agent has made a payment to the indemnifying party pursuant to this Section 2.16 shall be treated as an Indemnified Tax for which the indemnifying party is obligated to indemnify such Lender or the Administrative Agent pursuant to this Section 2.16 without any exclusions or defenses; (y) nothing in this Section 2.16 shall require the Lender or the Administrative Agent to disclose any confidential information to a Loan Party (including, without limitation, its tax returns or their calculations); and (z) neither any Lender nor the Administrative Agent shall be required to pay any amounts pursuant to this Section 2.16 for so long as a Default or Event of Default exists. Notwithstanding anything to the contrary in this Section 2.16(k), the indemnified party shall be required to pay only such amount to an indemnifying party pursuant to this Section 2.16(k) the payment of which would place the indemnified party in no better and no worse position taking account of its Tax liabilities than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

Section 2.17      Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Except as provided in Section 2.5(e), each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, reimbursements of LC Disbursements, Cash Collateral Obligations or of amounts payable under Section 2.14, Section 2.15 or Section 2.16, or otherwise) prior to (x) in the case of payments required to be made in dollars or Canadian Dollars, 12:00 noon, New York City time, and (y) in the case of payments required to be made in Euro or Sterling, 8:00 a.m., New York City time, in each case on the date when due, in Same Day Funds, without set off or counterclaim. Each Borrower shall make each reimbursement of LC Disbursements required to be made by it prior to the time for such payments set forth in Section 2.5(e). Any amounts received after the time set forth above or in Section 2.5(e), as applicable, on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the account of the applicable Lenders of any Class at the applicable Administrative Agent’s Office and except that payments to the Swingline Lender, payments to an Issuing Bank as expressly provided herein, and payments pursuant to Section 2.14, Section 2.15, Section 2.16, and Section 9.3, in each case shall be made directly to the Persons entitled thereto. If, for any reason, any Borrower is prohibited by any law or regulation from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment or performance hereunder shall be due on a day that is not a Business Day, the date for payment or performance shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars unless otherwise specified or permitted herein or in any other Loan Document.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)            If any Lender in respect of any Class shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans for such Class or, if such Class is the Multicurrency Revolving Facility, participations in Swingline Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans for such Class and participations in Swingline Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender for such Class, then the Lender for such Class receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans for such Class or, in the case of participations in Swingline Loans and LC Disbursements, as applicable, of other Lenders for such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders for such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans for such Class or participations in Swingline Loans and LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender for such Class as consideration for the assignment of or sale of a participation in any of its Revolving Loans for such Class or participations in Swingline Loans and LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender or any Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender or such Issuing Bank were a direct creditor of such Borrower in the amount of such participation.

(d)            Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders of any Class or an Issuing Bank hereunder that a Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders for such Class or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders for such Class or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(c), 2.5(d) or (e), 2.6 or paragraph (d) of this Section 2.17, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18      Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under, or any Lender ceases to make, fund, or maintain Term Benchmark Loans, or to convert Loans into Term Benchmark Loans, as a result of any condition described in, Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or Section 2.16, as the case may be, in the future, (ii) would permit such Lender to continue to make, fund and maintain Term Benchmark Loans and to convert Loans into Term Benchmark Loans, and (iii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If (i) any Lender requests compensation under Section 2.14 or submits a notification of illegality under Section 2.14(c), (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, (iii) any Lender is a Defaulting Lender or a Non-Consenting Lender or (iv) any Lender is a Declining Lender under Section 2.21, then the Lead Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights (other than its existing rights to payments pursuant to Section 2.14 or Section 2.16) and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Lead Borrower shall have received the prior written consent of the Administrative Agent, the Swingline Lender and the applicable Issuing Banks, which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, participations in Swingline Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments, (iv) such assignment does not conflict with applicable law, (v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, (x) the applicable assignee shall have consented to, or shall consent to, the applicable amendment, waiver or consent and (y) the Lead Borrower exercises its rights pursuant to this clause (b) with respect to all Non-Consenting Lenders relating to the applicable amendment, waiver or consent and (vi) in the case of any assignment in respect of a Lender where such Lender (or any Affiliate thereof) is an Issuing Bank, the Lead Borrower shall, substantially simultaneously with such assignment and transfer, terminate such Lender (or, at the request of any such Affiliate, such Affiliate) as an Issuing Bank in accordance with Section 2.5(k). A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Lead Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Lead Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided further that any such documents shall be without recourse to or warranty by the parties thereto.

Section 2.19      Revolver Increases. (a) The Lead Borrower may, from time to time after the First Restatement Effective Date, by notice to the Administrative Agent, request that the aggregate amount of the Commitments of any Class be increased by a minimum amount equal to $25,000,000 or an integral multiple of $5,000,000 in excess thereof (each a “Commitment Increase”), to be effective as of a date (the “Increase Date”) as specified in the related notice to the Administrative Agent; provided that (i) no Default or Event of Default shall have occurred and be continuing as of the applicable Increase Date, or shall occur as a result thereof and (ii) at no time shall the total aggregate amount of Commitment Increases hereunder, when added to the aggregate amount of Incremental Facilities established pursuant to Section 2.20 below, exceed $375,000,000.

(b)            The Administrative Agent shall promptly notify the Lenders and each Issuing Bank of a request by the Lead Borrower for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). In addition, the Lead Borrower may notify Eligible Assignees (with a copy to the Administrative Agent) of a request by the Lead Borrower for a Commitment Increase and request that such Eligible Assignee participate in such Commitment Increase on the terms in this Agreement. Each Lender and Eligible Assignee that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders of the applicable Class and the Eligible Assignees notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders of the applicable Class and the Eligible Assignees willing to participate therein in such amounts as are agreed between the Lead Borrower and the Administrative Agent. The failure of any Lender of the applicable Class and any Eligible Assignee to respond by the Commitment Date shall be deemed to be a refusal of such Lender to increase its Commitment.

(c)            Promptly following each Commitment Date, the Administrative Agent shall notify the Lead Borrower as to the amount, if any, by which the Lenders of the applicable Class and Eligible Assignees are willing to participate in the requested Commitment Increase. Any Eligible Assignee participating in a Commitment Increase shall be reasonably acceptable to the Administrative Agent, the Issuing Banks and the Swingline Lender; provided, that the Commitment of each such Eligible Assignee shall be in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

(d)            On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the second last sentence of Section 2.19(b)) as of such Increase Date; provided, however, that the Administrative Agent shall have received on or before such Increase Date the following, each dated such date:

(i)             a joinder agreement from each Assuming Lender, if any, in form and substance reasonably satisfactory to such Assuming Lender, the Lead Borrower and the Administrative Agent, duly executed by the Administrative Agent, the Swingline Lender and each Issuing Bank (in the case of each of the foregoing, not to be unreasonably withheld or delayed), such Assuming Lender, and each Borrower; and

(ii)            confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing reasonably satisfactory to the Lead Borrower and the Administrative Agent.

(e)            On each Increase Date, upon fulfillment of the conditions set forth in this Section 2.19, in the event any Loans are then outstanding, (i) each relevant Increasing Lender and Assuming Lender shall make available to the Administrative Agent such amounts in Same Day Funds as the Administrative Agent shall determine, for the benefit of the other Lenders of the applicable Class, as being required, and in the case the Commitment Increase applies to the Multicurrency Revolving Facility, the Administrative Agent shall make such adjustments with respect to the Swingline Exposure and LC Exposure of the Lenders and the Assuming Lenders, in order to cause, after giving effect to the applicable Commitment Increase and the application of such amounts to make payments to such other Lenders of the applicable Class (including any assignments), the Revolving Credit Exposures of the applicable Class to be held ratably by the Lenders of such Class as of such date in accordance with their respective Applicable Percentages in respect of such Class (after giving effect to the Commitment Increase), (ii) Borrowers shall be deemed to have prepaid and reborrowed all outstanding Loans for such Class made to it as of such Increase Date (with each such borrowing to consist of Loans for such Class, with related Interest Periods if applicable, specified in a notice delivered by the Lead Borrower in accordance with the requirements of Section 2.2) and (iii) the Borrowers shall pay to the Lenders of the applicable Class the amounts, if any, payable under Section 2.15 as a result of such prepayment.

(f)             This Section shall supersede any provisions in Section 2.17 or Section 9.2 to the contrary.

(g)            The occurrence of each Increase Date shall require and shall be deemed to be a representation and warranty by each Borrower on such Increase Date that the conditions set forth in this Section 2.19 to such Commitment Increase and in Section 4.2 have been satisfied on such Increase Date.

Section 2.20      Incremental Facilities. (a) The Lead Borrower may, from time to time after the First Restatement Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more tranches of term loans of any Class hereunder (collectively, the “Incremental Term Loans”) or one or more additional tranches of revolving commitments hereunder (collectively, the “Incremental Revolving Commitments” and, together with any Incremental Term Loans, the “Incremental Facilities”); provided that (i) the aggregate amount of such Incremental Facilities, taken together with all Incremental Facilities previously incurred pursuant to this Section 2.20 and the aggregate amount of Commitment Increases made pursuant to Section 2.19, does not exceed $375,000,000, (ii) the final stated maturity date of such tranche of Incremental Facilities shall not be earlier than the Maturity Date in effect at the time such Incremental Facilities are entered into, (iii) such tranche of Incremental Facilities shall rank pari passu or junior in right of payment with the Revolving Loans, (iv) such Incremental Facilities shall not be, and shall not be permitted to be, guaranteed by any Subsidiary of Holdings that is not a Guarantor under this Agreement and (v) the terms, conditions and documentation governing such Incremental Facilities (including, without limitation, all representations, covenants, defaults, guaranties and remedies, but excluding economic terms), taken as a whole, shall be substantially the same as, or less favorable to the Lenders or Additional Lenders (as defined below) providing such Incremental Facilities, than those terms and conditions applicable to the Lenders with respect to the Revolving Loans (except (i) for covenants or other provisions applicable only to periods after the latest Maturity Date of the Revolving Loans or (ii) to the extent such more favorable terms are incorporated into the Loan Documents for the benefit of all existing Lenders (which may be accomplished with the consent of the Administrative Agent and the Lead Borrower and without the consent of any Lenders)) as determined by the Lead Borrower in its reasonable discretion. Incremental Facilities shall, at the election of the Lead Borrower, be available in dollars or in one or more Alternative Currencies.

(b)            Each notice from the Lead Borrower pursuant to clause (a) of this Section 2.20 shall set forth the requested amount, Class and, in reasonable detail, the proposed terms of the relevant Incremental Facilities. Incremental Facilities may be made by any existing Lender or by any Eligible Assignee (any such Eligible Assignee providing such Incremental Facilities at such time being called an “Additional Lender” and, together with the existing Lenders providing such Incremental Facilities at such time, the “Incremental Lenders”). Incremental Facilities shall be established pursuant to an amendment, restatement or amendment and restatement (an “Incremental Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Lead Borrower, each Incremental Lender and the Administrative Agent, in each case without the consent of any other Person. The Incremental Amendment may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section 2.20. The Lenders hereby irrevocably authorize the Administrative Agent to enter into such Incremental Amendments. The effectiveness of any Incremental Amendment shall be subject to the satisfaction of the conditions as the parties thereto shall agree and, in the case of an Incremental Amendment to which an Eligible Assignee is party as an Additional Lender, the consent (not to be unreasonably withheld or delayed) of the Administrative Agent, and, solely in the case of Incremental Revolving Commitments, the Swingline Lender and each Issuing Bank. Nothing contained in this Section 2.20 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to provide Incremental Facilities, at any time.

(c)            The entry into any Incremental Facilities hereunder shall require and shall be deemed to be a representation and warranty by each Borrower on the date on which such Incremental Facilities are entered into that the conditions set forth in this Section 2.20 and in Section 4.2 to the establishment of Incremental Facilities have been satisfied as of such date.

Section 2.21      Extension of Maturity Date. (a) The Lead Borrower may, by delivery of a Maturity Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each of the Lenders) not less than 30 days prior to the then-existing maturity date for Commitments hereunder (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date in accordance with this Section 2.21; provided that the Lead Borrower may not make more than two Maturity Date Extension Requests following the First Restatement Effective Date. Each Maturity Date Extension Request shall (i) specify the date to which the Maturity Date is sought to be extended; provided that such date is no more than one calendar year from the then scheduled Maturity Date, (ii) specify the changes, if any, to the Applicable Rate to be applied in determining the interest payable on Loans of, and fees payable hereunder to, Consenting Lenders (as defined below) in respect of that portion of their Commitments (and related Loans) extended to such new Maturity Date and the time as of which such changes will become effective (which may be prior to the Existing Maturity Date), and (iii) specify any other amendments or modifications to this Agreement to be effected in connection with such Maturity Date Extension Request, provided that no such changes or modifications requiring approvals pursuant to Section 9.2(b) shall become effective prior to the then-existing Maturity Date unless such other approvals have been obtained. For the avoidance of doubt, any such request to extend the Maturity Date shall constitute a request to extend the Maturity Date with respect to both the US Dollar Revolving Commitment and the Multicurrency Revolving Commitment. In the event a Maturity Date Extension Request shall have been delivered by the Lead Borrower, each Lender shall have the right (but not the obligation) to agree to the extension of the Existing Maturity Date and other matters contemplated thereby on the terms and subject to the conditions set forth therein (each Lender agreeing to the Maturity Date Extension Request being referred to herein as a “Consenting Lender” and each Lender not agreeing thereto being referred to herein as a “Declining Lender”), which right may be exercised by written notice thereof, specifying the maximum amount of the Commitment of such Lender with respect to which such Lender agrees to the extension of the Maturity Date, delivered to the Lead Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Lead Borrower and the Administrative Agent following the date on which the Maturity Date Extension Request shall have been delivered by the Lead Borrower (it being understood that any Lender that shall have failed to exercise such right as set forth above by such date shall be deemed to be a Declining Lender). If a Lender elects to extend only a portion of its then-existing Commitment, it will be deemed for purposes hereof to be a Consenting Lender in respect of such extended portion and a Declining Lender in respect of the remaining portion of its Commitment. If Consenting Lenders shall have agreed to such Maturity Date Extension Request in respect of Commitments held by them, then, subject to paragraph (d) of this Section 2.21, on the date specified in the Maturity Date Extension Request as the effective date thereof (the “Extension Effective Date”), (i) the Existing Maturity Date of the applicable Commitments shall, as to the Consenting Lenders, be extended to such date as shall be specified therein, (ii) the terms and conditions of the Commitments of the Consenting Lenders (including interest and fees (including Letter of Credit fees) payable in respect thereof), shall be modified as set forth in the Maturity Date Extension Request and (iii) such other modifications and amendments hereto specified in the Maturity Date Extension Request shall (subject to any required approvals pursuant to Section 9.2(b) (including those of the Required Lenders having been obtained, if applicable), except that any such other modifications and amendments that do not take effect until the Existing Maturity Date shall not require the consent of any Lender other than the Consenting Lenders) become effective.

(b)            Notwithstanding the foregoing, the Lead Borrower shall have the right, in accordance with the provisions of Sections 2.18 and 9.4, at any time prior to the Existing Maturity Date, to replace a Declining Lender (for the avoidance of doubt, only in respect of that portion of such Lender’s Commitments subject to a Maturity Date Extension Request that it has not agreed to extend) with a Lender or any Eligible Assignee that will agree to such Maturity Date Extension Request, and any such replacement Lender shall for all purposes constitute a Consenting Lender in respect of the Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c)            If a Maturity Date Extension Request has become effective hereunder:

(i)            not later than the second (2nd) Business Day prior to the Existing Maturity Date, the Borrowers shall make prepayments of Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.10, such that, after giving effect to such prepayments and such provision of cash collateral, the aggregate Multicurrency Revolving Credit Exposures outstanding as of such date will not exceed the aggregate Multicurrency Revolving Commitments of the Consenting Lenders extended pursuant to this Section 2.21 (and no Borrower shall be permitted thereafter to request any Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, (x) the aggregate Multicurrency Revolving Credit Exposures outstanding would exceed the aggregate amount of the Multicurrency Revolving Commitments so extended or (y) the aggregate US Dollar Revolving Credit Exposures outstanding would exceed the aggregate amount of the US Dollar Revolving Commitments so extended); and

(ii)            on the Existing Maturity Date, the Commitment of each Declining Lender shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, terminate, and the Borrowers shall repay all the Revolving Loans of each Declining Lender, to the extent such Revolving Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Lender hereunder (accordingly, the Commitment of any Consenting Lender shall, to the extent the amount of such Commitment exceeds the amount set forth in the notice delivered by such Lender pursuant to paragraph (a) of this Section 2.21 and to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, be permanently reduced by the amount of such excess, and, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section 2.21, the Borrowers shall prepay the proportionate part of the outstanding Revolving Loans and participations in LC Disbursements of such Consenting Lender, in each case together with accrued and unpaid interest thereon to but excluding the Existing Maturity Date and all fees and other amounts payable in respect thereof on or prior to the Existing Maturity Date), it being understood that such repayments may be funded with the proceeds of new Revolving Borrowings made simultaneously with such repayments by the Consenting Lenders, which such Revolving Borrowings shall be made ratably by the Consenting Lenders in accordance with their extended Commitments.

(d)            The occurrence of each Extension Effective Date shall be deemed to constitute a representation and warranty by each Borrower on such Extension Effective Date that the conditions set forth in Section 4.2 have been satisfied on such Extension Effective Date.

(e)            Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Maturity Date in accordance with the express terms of this Section 2.21, or any amendment or modification of the terms and conditions of the Commitments and Revolving Loans of the Consenting Lenders effected pursuant thereto, shall be deemed to (i) violate the last sentence of Section 2.8(c) or Section 2.17(c) or any other provision of this Agreement requiring the ratable reduction of Commitments of the applicable Class or the ratable sharing of payments or (ii) require the consent of all Lenders or all affected Lenders under Section 9.2(b).

(f)            Without the consent of any other Person, the Lead Borrower, the Administrative Agent and the Consenting Lenders (and, to the extent required pursuant to the proviso of Section 2.5(c), the applicable Issuing Banks) may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Maturity Date Extension Request that has become effective in accordance with the provisions of this Section 2.21.

Section 2.22      Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a)            fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)            the Commitment and Multicurrency Revolving Credit Exposure or US Dollar Revolving Credit Exposure, as applicable, of such Defaulting Lender shall not be included in determining whether the Required Lenders, Required Class Lenders, or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.2); provided, that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, if such Defaulting Lender is an affected Lender, except as otherwise provided in Section 9.2, require the consent of such Defaulting Lender in accordance with the terms hereof;

(c)            if such Lender is a Multicurrency Revolving Lender, if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)             all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders under the Multicurrency Revolving Facility in accordance with their respective Applicable Percentages for such Class (for the purposes of such reallocation, such Defaulting Lender’s Multicurrency Revolving Commitment shall be disregarded in determining the Non-Defaulting Lenders’ respective Applicable Percentages for such Class) but only to the extent (x) the sum of all Non-Defaulting Lenders’ Multicurrency Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all Non-Defaulting Lenders’ Multicurrency Revolving Commitments and (y) after giving effect to any such reallocation, each Non-Defaulting Lender’s Multicurrency Revolving Credit Exposure does not exceed such Non-Defaulting Lender’s Multicurrency Revolving Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following written notice to the Lead Borrower by the Administrative Agent (x) first, prepay such Swingline Exposure that has not been reallocated and (y) second, cash collateralize for the benefit of the applicable Issuing Banks only the Borrowers’ Obligations corresponding to such Defaulting Lender’s LC Exposure that has not been reallocated (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.5(i) for so long as such LC Exposure is outstanding;

(iii)           if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)           if the LC Exposure of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted to give effect to such reallocation; and

(v)           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all Letter of Credit fees that otherwise would have been payable to such Defaulting Lender under Section 2.11(b) with respect to such Defaulting Lender’s unreallocated LC Exposure shall be payable to the applicable Issuing Banks ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by such Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and

(d)            if such Lender is a Multicurrency Revolving Lender, so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Multicurrency Revolving Commitments of the Non-Defaulting Lenders under the Multicurrency Revolving Facility and/or cash collateral will be provided by the Lead Borrower in accordance with this Section 2.22, and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders under the Multicurrency Revolving Facility in a manner consistent with this Section 2.22 (and such Defaulting Lender shall not participate therein).

In the event that (x) a direct or indirect parent company of a Lender becomes the subject of a proceeding under any Debtor Relief Law following the First Restatement Effective Date and for so long as such proceeding under any Debtor Relief Law shall continue or (y) the Swingline Lender or any Issuing Bank has a good faith belief that any Multicurrency Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan, and such Issuing Bank shall not be required to issue, amend, renew or extend any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Multicurrency Revolving Lender satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Lead Borrower, the Swingline Lender and each Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Multicurrency Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Multicurrency Revolving Commitment and on such date such Lender shall purchase at par such of the Multicurrency Revolving Loans of the other Multicurrency Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage in respect of the Multicurrency Revolving Facility; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.23      Designated Borrowers; Appointment of Lead Borrower as Agent.

(a)            The Lead Borrower may at any time, upon not less than 15 Business Days’ prior written notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion) designate any Wholly-Owned Subsidiary of the Lead Borrower that is organized in a Designated Borrower Jurisdiction (each such Subsidiary, an “Applicant Borrower”) as a Borrower hereunder (each such Subsidiary, a “Designated Borrower”) by delivering to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit H (or such other form as the Administrative Agent may reasonably agree) (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that the effectiveness of each such designation, and the ability of each Applicant Borrower to utilize the credit facilities provided for herein and to accede to the rights of a Borrower under the Loan Documents, shall be subject to satisfaction (or waiver in accordance with Section 9.2) of the conditions precedent set forth in Section 4.4. The Administrative Agent shall promptly notify each Lender of the effectiveness of any designation of a Designated Borrower pursuant to this Section 2.23.

(b)            Each Subsidiary of the Lead Borrower that becomes a “Designated Borrower” pursuant to this Section 2.23 hereby irrevocably appoints the Lead Borrower as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including, without limitation, (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto and thereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders to any such Borrower hereunder. The Lead Borrower hereby accepts such appointment. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the Lead Borrower, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Lead Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

(c)            The Lead Borrower may from time to time, upon not less than 15 Business Days’ prior written notice from the Lead Borrower to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that either (x) there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made directly to such Designated Borrower, as of the effective date of such termination or (y) each other Borrower hereunder agrees, as of the effective date of such termination, to cause one or more of such other Borrowers to assume, pursuant to documentation reasonably satisfactory to the Administrative Agent, the outstanding Loans payable by such Designated Borrower and any other amounts payable by such Designated Borrower on account of any Loans made to such Designated Borrower, in the case of clauses (x) and (y), without regard to the Guaranty or any other joint and several obligation of such Designated Borrower to repay any Loans made to any other Borrower. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

Section 2.24      Benchmark Replacement Settings.

(I)            With respect to any Borrowing other than Borrowings denominated in Canadian Dollars:

(a)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrowers may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Lead Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.24(I)(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)            Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Lead Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.24(I)(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.24(I), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.24(I).

(d)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)            Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable currency and, failing that, (A) in the case of any request for any affected Borrowing in US Dollars, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for a ABR Borrowing or conversion to ABR Borrowings in the amount specified therein and (B) in the case of any request for any affected Borrowing in an Alternative Currency, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Term Benchmark Loan denominated in US Dollars, if applicable, will be deemed to have been converted into ABR Loans immediately and (B) any outstanding affected Term Benchmark Loan denominated in an Alternative Currency, at the applicable Borrower’s election, shall either (I) be converted into ABR Loans denominated in US Dollars (in an amount equal to the equivalent in US Dollars of such Alternative Currency) at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that, with respect to any affected Term Benchmark Loan, if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by such Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, such Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.15. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of ABR or Canadian Prime Rate, as applicable, based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR or Canadian Prime Rate, as applicable.

(II)            With respect to any Loans denominated in Canadian Dollars:

Notwithstanding anything to the contrary herein or in any other Loan Document:

(a)            [Reserved.]

(b)            Replacing Future Canadian Benchmarks. Upon the occurrence of a Canadian Benchmark Transition Event, the Canadian Benchmark Replacement will replace the then-current Canadian Benchmark for all purposes hereunder and under any Loan Document in respect of any Canadian Benchmark setting at or after 5:00 p.m. (Toronto time) on the fifth (5th) Business Day after the date notice of such Canadian Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Canadian Benchmark Replacement from Lender comprising the Required Lenders. At any time that the administrator of the then-current Canadian Benchmark has permanently or indefinitely ceased to provide such Canadian Benchmark or such Canadian Benchmark has been announced by the administrator or the regulatory supervisor for the administrator of such Canadian Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Canadian Benchmark is intended to measure and that representativeness will not be restored, any Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Canadian Benchmark until the such Borrower’s receipt of notice from the Administrative Agent that a Canadian Benchmark Replacement has replaced such Canadian Benchmark, and, failing that, such Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Canadian Prime Rate Loans. During the period referenced in the foregoing sentence, the component of the Canadian Prime Rate based upon the Canadian Benchmark will not be used in any determination of the Canadian Prime Rate.

(c)            Canadian Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Canadian Benchmark Replacement, the Administrative Agent will have the right to make Canadian Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Canadian Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)            Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Lead Borrower and the Lenders of (i) the implementation of any Canadian Benchmark Replacement and (ii) the effectiveness of any Canadian Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or any Lender pursuant to this Section 2.24(II), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.24(II).

(e)            Unavailability of Tenor of Canadian Benchmark. At any time (including in connection with the implementation of a Canadian Benchmark Replacement), if the then-current Canadian Benchmark is a term rate (including Term CORRA), then (i) the Administrative Agent may remove any tenor of such Canadian Benchmark that is unavailable or non-representative for Canadian Benchmark (including Canadian Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Canadian Benchmark (including Canadian Benchmark Replacement) settings.

ARTICLE III

Representations and Warranties

Each of Holdings, the Lead Borrower and the Designated Borrowers (on and after each applicable Designated Borrowing Date) represents and warrants to the Lenders and each Issuing Bank that:

Section 3.1      Organization; Powers. Each Loan Party and each of Holdings’ Wholly-Owned Subsidiaries that is not an Immaterial Subsidiary is duly organized, validly existing and (to the extent the concept is applicable in such jurisdiction) in good standing under the laws of the jurisdiction of its organization, has all requisite corporate or other organizational power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in (to the extent the concept is applicable in such jurisdiction), every jurisdiction where such qualification is required.

Section 3.2      Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party are within such Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, equity holder action. Each such Loan Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3      Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which such Loan Party is a party does not and will not: (i) require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect (except for any reports required to be filed by Holdings or any Borrower with the SEC pursuant to the Securities Exchange Act of 1934; provided that the failure to make any such filings shall not affect the validity or enforceability of this Agreement) or waived and those the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect, (ii) violate any applicable law or regulation or any order of any Governmental Authority, in each case applicable to or binding upon the Loan Parties or any of their respective property, except as would not reasonably be expected to have a Material Adverse Effect, (iii) violate any charter, by-laws or other organizational document of any Loan Party, except as would not reasonably be expected to have a Material Adverse Effect or (iv) violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its respective property, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.4      Financial Condition; No Material Adverse Effect. (a) Holdings has heretofore furnished to the Administrative Agent its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022, reported on by KPMG LLP, independent public accountants and certified by its Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated subsidiaries as of such dates and for such periods on a consolidated basis in accordance with GAAP.

(b)            Since December 31, 2024, no event, development or circumstance has occurred that has had or would reasonably be expected to have a material adverse effect on the business, operations, property or financial condition of Holdings and its Subsidiaries, taken as a whole, or on the ability of the Loan Parties to consummate the Transactions.

Section 3.5      Properties. (a) Each of Holdings and its Subsidiaries has good title to, or valid leasehold interests in or rights to use, all its real and personal property material to the business of Holdings and its Subsidiaries, taken as a whole, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes, except to the extent that the failure to have such title, interest or right (in the aggregate) would not reasonably be expected to have a Material Adverse Effect.

(b)            Each of Holdings and its Subsidiaries owns, is licensed to use, or otherwise has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to, used in and necessary to the business of Holdings and its Subsidiaries, taken as a whole, as currently conducted, and, to the knowledge of Holdings or any Borrower, the use thereof by Holdings and its Subsidiaries does not infringe upon the intellectual property rights of any other Person, except for any such infringements or failure to own or be licensed or otherwise have rights that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.6      Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings or any Borrower, threatened in writing against or affecting Holdings or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that in any material respect challenges the validity or enforceability of this Agreement or the Transactions.

(b)            Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the knowledge of a Responsible Officer of such Person, has become subject to any Environmental Liability, or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.7      Compliance with Laws and Agreements. Each of Holdings and its Subsidiaries is in compliance in all material respects with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.8      Investment Company Status. Neither Holdings nor any of its Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 3.9      Taxes. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed with respect to income, properties or operations of each Loan Party and its Subsidiaries, (ii) such returns accurately reflect in all material respects all liability for Taxes of each Loan Party and its Subsidiaries as a whole for the periods covered thereby and (iii)  each Loan Party and each of its Subsidiaries has paid or caused to be paid all Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which any Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or other applicable accounting rules.

Section 3.10      ERISA. No ERISA Event has occurred, or is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to have a Material Adverse Effect.

Section 3.11      Disclosure. All written information (other than any forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions (the “Projections”) and other than information of a general economic or industry specific nature) furnished by or on behalf of Holdings or any Borrower by a Responsible Officer of any such Person to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished from time to time), taken as a whole together with the information filed by Holdings or any of its Subsidiaries with the SEC, does not, as of the date such information was furnished (or if such information expressly related to a specific date, as of such specific date), contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to any Projections, each of Holdings and the Borrowers represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood that Projections are subject to significant uncertainties and contingencies, any of which are beyond Holdings’ and such Borrower’s control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such information may differ significantly from the forecasted, estimated, pro forma, projected or anticipated results and assumptions, and such differences may be material).

Section 3.12      [Reserved]

Section 3.13      Use of Proceeds; Margin Regulations. (a) All proceeds of the Revolving Loans and the Swingline Loans will be used for working capital, capital expenditures, acquisitions, share repurchases and other general corporate purposes; provided that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(b)            No part of any Borrowing (or the proceeds thereof) will be used, whether directly or indirectly, to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock in violation of the provisions of Regulation T, U or X of the Board. Less than twenty-five percent (25%) of the assets of Holdings and its Subsidiaries on a consolidated basis and on an unconsolidated basis which are subject to any arrangement (as such term is used in the definition of “indirectly secured” in Section 221.2 of Regulation U issued by the Board) consist of Margin Stock.

Section 3.14      [Reserved].

Section 3.15      Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions. (a) Neither Holdings nor any of its Subsidiaries nor any director or officer of any Loan Party, or, to Holdings’ or any Borrower’s knowledge, any director, officer or employee of Holdings or any of its Subsidiaries, is a Sanctioned Person, or is acting on behalf of a Person that is a Sanctioned Person.

(b)            The operations of Holdings and its Subsidiaries are conducted at all times in compliance in all material respects with all applicable Anti-Terrorism Laws, Anti-Corruption Laws and Sanctions.

(c)            No Borrower will use the proceeds of any Borrowing or Letter of Credit under this Agreement in violation of any Anti-Corruption Law, any Anti-Terrorism Law or applicable Sanctions.

ARTICLE IV

Conditions

Section 4.1      First Restatement Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall become effective on the date that all of the following conditions shall have been satisfied (or waived in accordance with Section 9.2):

(a)            The Administrative Agent (or its counsel) shall have received (x) from each party hereto a counterpart of this Agreement and (y) from Holdings and the Lead Borrower, a counterpart of a Guaranty Agreement (which may include facsimile or other electronic transmission of a signed signature page of any such agreement).

(b)            The Administrative Agent shall have received a Note executed by the Lead Borrower (which may include facsimile or other electronic transmission of a signed signature page of such Note, provided that arrangements reasonably satisfactory to the Administrative Agent have been made for delivery of the original copies thereof) in favor of each Lender requesting a Note reasonably in advance of the First Restatement Effective Date. Notwithstanding the foregoing, no Lender shall be entitled to receive a Note on the First Restatement Effective Date if on such date it has not returned to the Lead Borrower the original notes (unless such Lender has made other arrangements reasonably satisfactory to the Lead Borrower), if any, issued to such Lender as a lender under the Existing Credit Agreement.

(c)            The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the First Restatement Effective Date) of Kirkland & Ellis LLP, counsel for the Lead Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The Lead Borrower hereby requests such counsel to deliver such opinion.

(d)            The Administrative Agent shall have received (i) certified copies of the corporate authority of each Loan Party approving the transactions contemplated by the Loan Documents to which it is a party and the execution and delivery of such Loan Documents to be delivered by such entity on the First Restatement Effective Date and (ii) all other documents reasonably requested by the Administrative Agent at least five days prior to the First Restatement Effective Date relating to the organization, existence and good standing of each Loan Party and authorization of the transactions contemplated hereby.

(e)            The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying (x) the names and true signatures of the officers of each Loan Party authorized to sign the Loan Documents to which each Loan Party, as applicable, is a party, to be delivered by such entity on the First Restatement Effective Date, and (y) the other documents required to be delivered pursuant to Section 4.1(d) on the First Restatement Effective Date.

(f)            The Administrative Agent shall have received a certificate, dated the First Restatement Effective Date and signed on behalf of the Lead Borrower by a Responsible Officer or a Financial Officer of the Lead Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 4.2 as of the First Restatement Effective Date.

(g)            The Lenders shall have received (i) audited consolidated financial statements of Holdings for the three most recent fiscal years ended at least 90 days prior to the First Restatement Effective Date as to which financial statements are available and (ii) unaudited interim consolidated financial statements of Holdings for each quarterly period ended subsequent to the date of the latest financial statements pursuant to clause (i) of this paragraph and at least 45 days prior to the First Restatement Effective Date as to which financial statements are available.

(h)            The Administrative Agent shall have received evidence satisfactory to it that all principal of any loans outstanding under, and all accrued interest and fees under, the Existing Credit Agreement shall have been paid in full on or prior to the First Restatement Effective Date.

(i)             The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent) for which invoices have been presented to the Lead Borrower at least 3 Business Days prior to the First Restatement Effective Date (or such later date as the Lead Borrower shall permit in its reasonable discretion).

(j)             The Administrative Agent shall have received, at least three Business Days prior to the First Restatement Effective Date, solely in respect of the Lead Borrower and Holdings, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, to the extent requested by any Lender at least ten Business Days prior to the First Restatement Effective Date.

The Administrative Agent shall notify the Lead Borrower and the Lenders of the First Restatement Effective Date, and such notice shall be conclusive and binding. Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed the First Amendment and Restatement Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed First Restatement Effective Date specifying its objection thereto.

Section 4.2      Each Credit Event. The obligation of each Lender to make a Loan (other than pursuant to a Mandatory Borrowing), of each Issuing Bank to issue, amend (other than in a manner that does not increase the maximum stated amount of such Letter of Credit), renew, or extend any Letter of Credit, the effectiveness of any Commitment Increase pursuant to Section 2.19, the effectiveness of any Incremental Facilities pursuant to Section 2.20 and the effectiveness of any extension of the Maturity Date pursuant to Section 2.21, is subject to the satisfaction (or waiver in accordance with Section 9.2) of the following conditions:

(a)            Solely in the case of a Borrowing, the Administrative Agent shall have received a Borrowing Request in accordance with Section 2.3.

(b)            All representations and warranties set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the making of such Loan, such issuance, amendment renewal or extension of such Letter of Credit, or the effectiveness of such Commitment Increase, Incremental Facility or extension, as applicable, except that (i) to the extent that any such representation or warranty is stated to relate solely to an earlier date, it shall be true and correct in all material respects as of such earlier date, (ii) any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects.

(c)            At the time of and immediately after giving effect to the making of such Loan, such issuance, amendment, renewal or extension of such Letter of Credit, or the effectiveness of such Incremental Facility, as applicable, no Default or Event of Default shall have occurred and be continuing.

The making of each Loan, the issuance, amendment (other than an amendment that does not change the maximum stated amount of such Letter of Credit) renewal or extension of each Letter of Credit and the effectiveness of each Incremental Facility shall be deemed to constitute a representation and warranty by each Borrower that the conditions specified in paragraphs (b) and (c) of this Section 4.2 have been satisfied as of the date thereof; provided that, notwithstanding anything to the contrary in this Section 4.2, in connection solely with the Incremental Facilities, if the proceeds of such Incremental Facilities are being used to finance an acquisition not restricted by this agreement and the consummation of which is not conditioned on the availability of, or on obtaining, third-party financing and the applicable Incremental Lenders so agree, the reference in Section 4.2(b) to the accuracy of the representations and warranties shall refer to the accuracy of the representations and warranties that would customarily be deemed to be “specified” representations and warranties under customary “Sungard” provisions (including those with respect to the target contained in the applicable acquisition or merger agreement to the extent failure of such representations and warranties to be true and correct permits the applicable Borrower or relevant Affiliates thereof not to consummate the transactions contemplated thereby) and the reference in Section 4.2(c) to the absence of any Default or Event of Default shall be disregarded unless the Lenders providing the applicable Incremental Facility expressly require the absent of specified Events of Default, in which case such specified Events of Default shall be no broader than the types described in Section VII(a), Section VII(b), Section VII(h), and Section VII(i).

Section 4.3      [Reserved].

Section 4.4      Initial Credit Events with Respect to Each Designated Borrower.

The effectiveness of any designation pursuant to Section 2.23 of a Designated Borrower and the obligation of each Lender to make the initial Loan or of an Issuing Bank to issue the initial Letter of Credit, as applicable, in each case to such Designated Borrower, is subject to the satisfaction (or waiver in accordance with Section 9.2) of the following additional conditions (each date on which such conditions are satisfied or so waived, a “Designated Borrowing Date”):

(a)            The First Restatement Effective Date shall have occurred.

(b)            The Administrative Agent shall have received a Note executed by such Designated Borrower (which may include facsimile or other electronic transmission of a signed signature page of such Note, provided that arrangements reasonably satisfactory to the Administrative Agent have been made for delivery of the original copies thereof) in favor of each Lender requesting a Note reasonably in advance of such Designated Borrowing Date.

(c)            The Administrative Agent shall have received from each party thereto a counterpart (which may in each case include facsimile or other electronic transmission of a signed signature page of any such agreements) of a Credit Agreement Joinder joining such Designated Borrower as a Borrower;

(d)            The Administrative Agent shall have received a favorable written opinion or favorable written opinions (addressed to the Administrative Agent and the Lenders and dated such Designated Borrowing Date) of counsel to the Lead Borrower or such Designated Borrower with respect to each Credit Agreement Joinder, in form and substance reasonably satisfactory to the Administrative Agent.

(e)            The Administrative Agent shall have received (x) certified copies of the resolutions of the board of directors (or other governing body) of such Designated Borrower approving the transactions contemplated by the Loan Documents to which such Designated Borrower is a party and the execution and delivery of such Loan Documents to be delivered by such Designated Borrower on such Designated Borrowing Date, (y) a short-form good standing certificate or the equivalent, if any, in the jurisdiction of organization of such Designated Borrower and (z) all other documents reasonably requested by the Administrative Agent at least five days prior to such Designated Borrowing Date relating to the organization, existence and good standing of such Designated Borrower (or the equivalent, if any, in the jurisdiction of such Designated Borrower) and authorization of the transactions contemplated by this Agreement.

(f)            The Administrative Agent shall have received a certificate of a director or the Secretary or an Assistant Secretary of such Designated Borrower certifying the names and true signatures of the officers of such Designated Borrower authorized to sign the Loan Documents to which such Designated Borrower is a party.

(g)            The Administrative Agent shall have received, at least three Business Days prior to such Designated Borrowing Date, solely with respect to such Designated Borrower, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, to the extent reasonably requested by any Lender at least ten Business Days prior to such Designated Borrowing Date.

(h)            The Lenders, the Administrative Agent, and the Arrangers shall have received all fees and expenses required to be paid by the applicable Loan Parties (including, without limitation, the reasonable and documented out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent) for which invoices have been presented to the Lead Borrower at least 3 Business Days prior to such Designated Borrowing Date.

(i)             The Administrative Agent shall have received, at least five Business Days prior to such Designated Borrowing Date, if such Designated Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Designated Borrower.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder shall have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made and Letters of Credit that have been cash collateralized pursuant to arrangements mutually agreed between the applicable Issuing Bank and the Lead Borrower or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank), each of Holdings and the Borrowers covenants and agrees with the Lenders and each Issuing Bank that:

Section 5.1      Financial Statements and Other Information. Holdings will furnish to the Administrative Agent (for distribution to each Lender and each Issuing Bank):

(a)            within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year (to the extent applicable), all reported on by KPMG LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a qualification related to the maturity of the Commitments and the Loans at the Maturity Date) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders);

(b)            within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (to the extent applicable), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated subsidiaries on a consolidated basis in accordance with GAAP (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders), subject to normal year-end audit adjustments and the absence of footnotes;

(c)            concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of Holdings in substantially the form of Exhibit F attached hereto (the “Compliance Certificate”) (i) certifying as to whether a Default or Event of Default has occurred and is continuing as of the date thereof and, if a Default or Event of Default has occurred and is continuing as of the date thereof, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating the Total Net Leverage Ratio for the Measurement Period ending on the last day of the applicable fiscal quarter or fiscal year for which such financial statements are being delivered and (iii) if and to the extent that any material change in GAAP (or any election by Holdings to apply IFRS in lieu of GAAP pursuant to Section 1.4) that has occurred since the date of the most recent audited financial statements provided in accordance with this Agreement had an impact on such financial statements, specifying the effect of such change or election on the financial statements accompanying such certificate;

(d)            promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any of its Subsidiaries with the SEC, or with any national securities exchange, as the case may be, in each case that is not otherwise required to be delivered to the Administrative Agent pursuant hereto, provided that such information shall be deemed to have been delivered on the date on which such information has been posted on the Internet at http://www.cfindustries.com (or any successor page) or at http://www.sec.gov (or any successor page); and

(e)            promptly following any request in writing (including any electronic message) therefor, (i) such other information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent, any Lender or any Issuing Bank (through the Administrative Agent) may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Information required to be delivered pursuant to Section 5.1(a) or Section 5.1(b) may, upon notice to the Administrative Agent (which notice may be included in the relevant Compliance Certificate), be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Holdings posts such information, or provides a link thereto on the Internet at http://www.cfindustries.com (or any successor page) or at http://www.sec.gov (or any successor page). In addition, materials required to be delivered pursuant to Sections 5.1(a) through (e) may be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent by email at oploanswebadmin@citi.com (or any other e-mail address designated by the Administrative Agent from time to time). For the avoidance of doubt, nothing in this Section 5.1 shall require any Loan Party to deliver additional financial statements for any consolidated subsidiary of Holdings the financial statements of which are delivered on a consolidated basis pursuant to Sections 5.1(a) or (b) above.

Section 5.2      Notices of Material Events. (a) The Lead Borrower will furnish to the Administrative Agent (for distribution to each Lender and each Issuing Bank) prompt written notice of the following:

(i)             the occurrence of any Default or Event of Default of which any Responsible Officer of Holdings or any Borrower obtains knowledge;

(ii)            the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings or any Subsidiary thereof as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(iii)           the occurrence of any ERISA Event that, alone or together with any other ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(iv)           the occurrence of any event or circumstance resulting in Environmental Liability that would reasonably be expected to result in a Material Adverse Effect; and

(v)           any loss, damage, or destruction to the collateral of Holdings and its Subsidiaries, whether or not covered by insurance, that would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.2(a)(i) shall be accompanied by a statement of a Responsible Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3      Existence; Conduct of Business. Each Loan Party will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution not restricted under this Agreement, or any transaction permitted under Section 6.3, and (ii) none of the Loan Parties or any of its Material Subsidiaries shall be required to preserve, renew or keep in full force and effect its rights, licenses, permits, privileges or franchises if the Lead Borrower should reasonably determine that (a) the preservation and maintenance thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries, taken as a whole or (b) the failure to maintain and preserve the same would not reasonably be expected, in the aggregate, to result in a Material Adverse Effect.

Section 5.4      Payment of Taxes. Each Loan Party will, and will cause each of its Subsidiaries to, pay all Tax liabilities, including all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, that, if not paid, would reasonably be expected to result in a Material Adverse Effect, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) any Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or other applicable accounting rules.

Section 5.5      Maintenance of Properties; Insurance. Each Loan Party will, and will cause each of its Subsidiaries to:

(a)            keep and maintain all property material to the conduct of the business of Holdings and its Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear and casualty and condemnation events excepted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(b)            maintain insurance with insurance companies that the Lead Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary in the applicable jurisdiction for companies engaged in the same or similar businesses operating in the same or similar locations).

Section 5.6      Books and Records; Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries are made sufficient to prepare financing statements in accordance with GAAP (or other applicable accounting rules or as otherwise disclosed to the Administrative Agent). Each Loan Party will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, any Lender or any Issuing Bank (pursuant to a prior written request made through the Administrative Agent), upon reasonable prior written notice, to visit and inspect its properties, to examine and make extracts from its financial and related books and records, and to discuss its affairs, finances and financial condition with its officers and independent accountants, in each case so long as the Administrative Agent, such Lender, such Issuing Bank or such representative agrees to treat such information and documents in accordance with Section 9.12 (provided, that the officers of each Loan Party or such Subsidiary shall be afforded the opportunity to participate in any discussions with such independent accountants), all at such reasonable times during normal business hours for such Loan Party or such Subsidiary and as often as reasonably requested (but no more than once annually if no Event of Default exists). Notwithstanding anything to the contrary in this Section 5.6, none of the Loan Parties or any of its Subsidiaries shall be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, any Lender or any Issuing Bank (or their respective representatives) is prohibited by contract, applicable law, rule, regulation or court order or (iii) is subject to attorney, client or similar privilege or constitutes attorney work-product.

Section 5.7      Compliance with Laws and Agreements. Each Loan Party will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Holdings and each Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Holdings, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws, Anti-Terrorism Laws and applicable Sanctions.

Section 5.8      Use of Proceeds. The proceeds of the Loans will be used as set forth in Section 3.13. No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries shall not use, the proceeds of any Borrowing or Letter of Credit (A) for any payments to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions, or (C) in any other manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.9      Additional Guarantors at Lead Borrower’s Option. Lead Borrower may at any time and from time to time designate any direct or indirect Domestic Subsidiary as a Guarantor hereunder, by executing and delivering to the Administrative Agent a Guaranty Agreement or a Guaranty Joinder Agreement or comparable guaranty documentation, in each case in form and substance reasonably satisfactory to the Administrative Agent (it being understood that such Guaranty Agreement or a Guaranty Joinder Agreement or comparable guaranty documentation shall be accompanied by documentation with respect thereto substantially consistent with the documentation delivered pursuant to Section 4.1(d) and (e)). Upon execution and delivery of such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation, each such Person shall become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents. If requested by the Administrative Agent, the Administrative Agent shall receive an opinion or opinions of counsel (which may be from in-house counsel, provided that such opinion, as it relates to enforceability, is in respect of New York law) for the Lead Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation delivered pursuant to this Section 5.9, dated as of the date of such Guaranty Agreement, Guaranty Joinder Agreement or comparable guaranty documentation, as applicable.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made and Letters of Credit that have been cash collateralized pursuant to arrangements mutually agreed between the applicable Issuing Bank and the Lead Borrower or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank), each of Holdings and the Borrowers covenants and agrees with the Lenders and the Issuing Banks that:

Section 6.1      Subsidiary Indebtedness. Holdings will not permit any Non-Guarantor Subsidiary to create, incur, assume or permit to exist any Indebtedness, except (a) Permitted Indebtedness, (b) Guarantees of Indebtedness of any Subsidiaries of Holdings other than the Lead Borrower and (c) any other Indebtedness incurred by the Non-Guarantor Subsidiaries; provided that any such Indebtedness incurred by the Non-Guarantor Subsidiaries of the types referred to in clauses (a) and (b) of the definition of “Indebtedness” shall be limited to an aggregate principal amount at any time outstanding not to exceed an amount equal to 15% of Consolidated Total Assets on a Pro Forma Basis as at the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be; provided further that no violation of the proviso to clause (c) hereof shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness was incurred such Indebtedness was permitted within the limitations established by the proviso to clause (c) hereof.

Section 6.2      Liens. Holdings will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

(a)            Permitted Encumbrances;

(b)            any Lien on any property or asset of any Loan Party or any of its Subsidiaries existing on the First Restatement Effective Date and set forth in Schedule 6.2; provided that (i) such Lien shall not apply to any other property or asset of such Loan Party or Subsidiary (other than proceeds of the sale or other disposition thereof and other than improvements, developments, repairs, renewals, replacements, additions and accessions of or to such property) and (ii) such Lien and any replacements thereof shall secure only those obligations which it secures on the First Restatement Effective Date and any modifications, extensions, exchanges, renewals, refinancings, refundings, and replacements of such obligations that do not increase the outstanding principal amount thereof (except to the extent of any interest, original issue discount, penalties, reasonable fees, expenses and premium incurred in connection therewith);

(c)            any Lien existing on any property or asset prior to the acquisition thereof by Holdings or any Subsidiary (and on improvements, leases, installations, developments, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto) or existing on any property or asset of any Person that becomes a Subsidiary or is merged with or into or consolidated with Holdings or any Subsidiary after the First Restatement Effective Date prior to the time such Person becomes a Subsidiary or is merged with or into or consolidated with Holdings or any Subsidiary (and on improvements, leases, installations, developments, repairs, renewals, replacements, additions, general intangibles, accessions, and proceeds related thereto); provided that (i) such Lien shall not apply to any other property or assets of Holdings or any Subsidiary (other than improvements, installations, developments, repairs, renewals, replacements, additions and accessions of or to such property), (ii) such Lien and any replacements thereof shall secure only those commitments and obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary or is merged with or into or consolidated with Holdings or any Subsidiary, as the case may be, and any modifications, extensions, exchanges, renewals, refinancings, refundings, and replacements thereof that do not increase the commitments and obligations thereunder (except to the extent of any reasonable fees, expenses and premium incurred in connection therewith) and (iii) such liens were not incurred in connection with, or in contemplation of, any such acquisition;

(d)            Liens on property, plant and equipment acquired, constructed, leased, installed, repaired, developed or improved by Holdings or any Subsidiary (including liens incurred in connection with Project Costs of any Material Project); provided that (i) such security interests secure Indebtedness that is not prohibited by Section 6.1, as applicable, (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 270 days after such acquisition or the completion of such construction, lease, installation, repair, development or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing, leasing, installing, repairing, developing or improving such property, plant and equipment and (iv) such security interests shall not apply to any other property or assets of Holdings or any Subsidiary (other than improvements, installations, repairs, developments, renewals, replacements, additions and accessions of or to such property);

(e)            any interest or title of a lessor, sublessor, lessee, sublessee, licensee, sublicensee, licensor or sublicensor under any lease or license agreement not prohibited by this Agreement and in the ordinary course of business;

(f)            Liens in connection with the operation of cash management programs and any statutory or common law provision relating to banker’s Liens, rights of set-off, revocation, refund, chargeback, overdraft or similar rights and remedies as to deposit, securities and commodities accounts or other funds maintained with a creditor depository institution or a securities or commodities intermediary in the ordinary course of business and not with the intent of granting security;

(g)            Liens of sellers of goods to Holdings or any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business;

(h)            Liens in favor of customs and revenue authorities arising by operation of law to secure payment of customs duties in connection with the importation of goods;

(i)             Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code;

(j)             Liens securing purchase money Indebtedness of Holdings or any of its Subsidiaries not prohibited by Section 6.1, as applicable; provided that, such Liens attach only to the property which was purchased with the proceeds of such purchase money Indebtedness;

(k)            [Reserved];

(l)             Liens in favor of any Loan Party securing obligations of any Loan Party or any Subsidiary and Liens in favor of any Non-Guarantor Subsidiary securing obligations of any Non-Guarantor Subsidiary;

(m)           Liens securing Swap Agreements and obligations thereunder, limited to cash deposits and/or investments not to exceed $300,000,000 in the aggregate and any deposit accounts and/or securities accounts containing only such cash deposits and/or investments;

(n)            Liens on real or personal property subject to the Pooling Agreement;

(o)            [Reserved];

(p)            Liens on Equity Interests in a joint venture owned by Holdings or any of its Subsidiaries securing joint venture obligations of such joint venture;

(q)            Liens created by Finance Lease Obligations; provided that (x) the Liens created by any such Finance Lease Obligations attach only to the property leased to Holdings or any of its Subsidiaries pursuant thereto and general intangibles and proceeds related thereto, and improvements, repairs, renewals, replacements, additions and accessions to the property leased pursuant thereto and (y) such Liens do not secure Finance Lease Obligations in excess of $250,000,000 at any time outstanding;

(r)             Liens on Margin Stock that is held by Holdings as treasury stock;

(s)            Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by Section 6.3);

(t)             Liens on cash or deposits granted in favor of the Swingline Lender or any Issuing Bank to cash collateralize any Defaulting Lender’s participation in Letters of Credit or Swingline Loans;

(u)            Liens securing financing of insurance premiums incurred in the ordinary course of business;

(v)            Liens created in connection with any Equity Interest repurchase program in favor of any broker, dealer, custodian, trustee or agent administering or effecting transactions pursuant to an Equity Interest repurchase program;

(w)           Liens associated with the discounting or sale of letters of credit and accounts receivable incurred in the ordinary course of business;

(x)             Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition or other investment;

(y)            Liens on deposit accounts, securities accounts, cash and Cash Equivalents pursuant to an escrow arrangement or other funding arrangement pursuant to which such funds will be segregated to pay the purchase price on any acquisition;

(z)             [Reserved];

(aa)       Liens on trusts, escrow arrangements and other funding arrangements, and any cash, Cash Equivalents, deposit accounts, securities accounts and trust accounts or other assets arising in connection with the defeasance (whether by covenant or legal defeasance), satisfaction and discharge or redemption of Indebtedness;

(bb)      [reserved]; and

(cc)       Liens not otherwise permitted under this Section 6.2 securing Indebtedness, claims and other liabilities or obligations then outstanding, not in excess of, in the aggregate at any time, an amount equal to 15% of Consolidated Total Assets on a Pro Forma Basis as at the last day of the most recently ended fiscal quarter for which financial statements have been (or were required to be) furnished to the Administrative Agent pursuant to Section 5.1(a) or (b), as the case may be; provided that no violation of this clause (cc) shall occur solely as a result of any reduction in Consolidated Total Assets if at the time the respective Indebtedness, claim, liability or other obligation was secured the respective Liens were permitted to be granted within the limitations established by this clause (cc).

Section 6.3      Fundamental Changes. (i) Neither Holdings nor any Borrower will merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it and (ii) Holdings will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any other Person, and (iii) no UK Borrower will take any step that would result in (x) a change of its jurisdiction of incorporation from England and Wales or (y) a change of its “centre of main interest” from England and Wales, except:

(a)            any Person may merge into or consolidate with Holdings or a Borrower in a transaction in which Holdings or such Borrower, as the case may be, is the surviving Person;

(b)            (i) any Borrower may merge or consolidate with any Person in a transaction in which such Borrower is not the surviving Person or (ii) any of Holdings, any of the Borrowers and any Subsidiary of Holdings may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Holdings’ Subsidiaries, taken as a whole, to any Person (other than its Subsidiaries); provided that:

(A)            the surviving Person or the acquiring Person, as applicable, (x) agrees to assume, and has expressly assumed, all of the Loans and all of such Borrower’s other representations, covenants, conditions and other obligations pursuant to this Agreement and the other Loan Documents in an agreement in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered to the Administrative Agent by the surviving Person or the acquiring Person, as applicable, and (y)(i) in the case of a transaction with the Lead Borrower, shall be a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia, (ii) in the case of a transaction with a UK Borrower, shall be a Person organized and existing under the laws of England and Wales and (iii) in the case of a transaction with (x) a Designated Borrower organized under the laws of the United States or any State thereof or the District of Columbia, shall be a Person organized and existing under the laws of the United States or any State thereof or the District of Columbia and (y) a Designated Borrower organized under the laws of any other Designated Borrower Jurisdiction, shall be a Person organized and existing under the laws of such Designated Borrower Jurisdiction, and in the case of clauses (i) through (iii), such Borrower shall have (1) procured for the Administrative Agent and each Lender an opinion in form and substance reasonably satisfactory to the Administrative Agent and from counsel reasonably satisfactory to the Administrative Agent in respect of such Person and such agreement and covering the matters covered in the opinions delivered pursuant to Section 4.4, as applicable (in the case of any other Person, to the extent relevant or appropriate in such jurisdiction) and such other matters as the Administrative Agent may reasonably request and (2) satisfied each of the conditions set forth in paragraphs (b), (e), (f) and (g) of Section 4.4 (it being understood and agreed each reference therein to a “Designated Borrower” shall refer instead to such Person for purposes of this clause II);

(B)             immediately after giving effect to such transaction or series of transactions, the Successor Moody’s Ratings and Successor S&P Ratings applicable to such successor entity shall be no lower than any Moody’s Ratings and S&P Ratings as in effect immediately prior to giving effect to such transaction or series of transactions;

(C)             immediately before and after giving effect (including pro forma effect) to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(D)            each Person (other than the applicable Borrower) that is a Guarantor immediately prior to giving effect to such transaction shall have duly authorized, executed and delivered to the Administrative Agent a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent in respect of such Person’s Guaranty;

(c)            any of Holdings and any Borrower may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and Holdings’ Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Holdings’ Subsidiaries, taken as a whole, to one or more of Holdings’ Subsidiaries; provided that immediately before and after giving effect (including pro forma effect) to such transaction or series of transactions, no Default or Event of Default shall have occurred and be continuing; and

(d)            any Subsidiary of Holdings may sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of Holdings and Holdings’ Subsidiaries, taken as a whole, or the Equity Interests of all or substantially all of Holdings’ Subsidiaries, taken as a whole, to one or more of Holdings, any Borrower and any Subsidiary of Holdings;

provided that, in the case of each of paragraphs (a), (b), (c) and (d) above, each UK Borrower shall, after giving effect to such transaction or transactions, have (x) its jurisdiction of incorporation in England and Wales and (y) its “centre of main interest” in England and Wales.

The foregoing Section 6.3 shall not prohibit dispositions of Margin Stock that is held as treasury stock by Holdings.

Section 6.4      Financial Covenants.

(a)            Maximum Total Net Leverage Ratio. Holdings will not permit the Total Net Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.75:1.00 (such maximum ratio, the “Maximum Total Net Leverage Ratio”). Notwithstanding the foregoing, if during any fiscal quarter any Borrower or Subsidiary consummates a Material Acquisition, then the Lead Borrower may, by delivery of a Financial Covenant Step-Up Election to the Administrative Agent on or before the date that a Compliance Certificate is required to be delivered for such fiscal quarter, increase the Maximum Total Net Leverage Ratio to 4.25:1.00 (such increase, a “Financial Covenant Step-Up”) for the four consecutive fiscal quarters commencing with such fiscal quarter (the “Financial Covenant Step-Up Period”); provided once a Financial Covenant Step-Up Election has been made, no subsequent Financial Covenant Step-Up Election may be made unless and until the Maximum Total Net Leverage Ratio is less than or equal to 3.75:1.00 as of the end of two consecutive fiscal quarters after the end of the Financial Covenant Step-Up Period.

ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a)            any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, in each case when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)            any Borrower shall fail to pay any interest on any Loan, any fee or any Cash Collateral Obligation or any other amount (other than an amount referred to in clause (a) of this Article) payable under any of the Loan Documents or the Fee Letters, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)            any representation or warranty made or deemed made by or on behalf of Holdings or any of its Subsidiaries in this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate, report, financial statement or other document furnished by or on behalf of Holdings or any of its Subsidiaries pursuant to this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made and, if such incorrectness is capable of being remedied or cured, such incorrectness shall not be remedied or cured by Holdings or such Subsidiary, as the case may be, within ten Business Days after the date on which the Lead Borrower shall receive written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(d)            Holdings or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2(a), Section 5.3 (solely with respect to each Borrower’s existence) or Section 5.8 or in Article VI;

(e)            Holdings or any Borrower shall fail to observe or perform any covenant, condition or agreement applicable to it contained in any of the Loan Documents to which it is a party (other than those specified in clause (a), (b) or (d) of this Article of this Agreement) and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Lead Borrower (which notice will be given at the request of any Lender);

(f)             Holdings or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure shall have continued after the expiration of any applicable grace period, if any;

(g)            any breach or default by Holdings or any Subsidiary occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such breach or default (i) is not waived by such holder or holders of such Material Indebtedness, or such trustee or agent on its or their behalf in accordance with the terms of such Material Indebtedness and (ii) continues beyond the expiration of any grace period provided therefor; provided that this clause (g) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness, (2) Indebtedness that becomes due as a result of a notice of voluntary refinancing, exchange, or conversion thereof that is permitted thereunder, so long as such refinancing, exchange or conversion is consummated, or such notice is duly withdrawn, in accordance with the terms of such Indebtedness or (3) Indebtedness held in whole or in part by any Lender or any of their respective affiliates (as such term is used in Regulation U issued by the Board) that becomes due or enables or permits the holders thereof to cause such Indebtedness to become due solely as a result of a breach of terms governing the sale, pledge or disposal of Margin Stock and would cause this Agreement or any Loan to be subject to the margin requirements or any other restriction under Regulation U;

(h)            an involuntary proceeding shall be commenced or an involuntary petition shall be filed in any court of competent jurisdiction seeking (i) liquidation, reorganization or other relief in respect of Holdings or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered by such court;

(i)             Holdings or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, interim receiver, liquidator, receiver and manager, administrative receiver, administrator, insolvency practitioner or similar official for Holdings or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate or other organizational action for the purpose of effecting any of the foregoing;

(j)             Holdings or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)            one or more final non-appealable judgments for the payment of money in excess of $250,000,000 in the aggregate shall be rendered by a court of competent jurisdiction against Holdings, any of its Subsidiaries or any combination thereof, and Holdings’ or such Subsidiary’s financial obligation with respect to such judgment exceeds $250,000,000 in the aggregate (to the extent not paid or covered by a reputable and solvent independent third-party insurance company (other than normal deductibles) which has not disputed coverage or indemnity) and the same shall remain undischarged, unpaid or unsatisfied for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings or any Subsidiary to enforce any such judgment and such action shall not be stayed;

(l)             one or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(m)           a Change of Control shall occur;

(n)            except as released in accordance with Section 9.17, any Guaranty or any other Loan Document shall fail to remain in full force and effect as to any Guarantor or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Guaranty or any other Loan Document, or any Guarantor shall deny that it has any further liability under a Guaranty or any other Loan Document, or shall give written notice to such effect; or

then, and in every such event (other than an event with respect to Holdings or any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter (at any time during the continuance of such event) be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and each Borrower; and in case of any event with respect to Holdings or any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Holdings and each Borrower.

ARTICLE VIII

The Administrative Agent

Section 8.1      Agency.

(a)            Each of the Lenders (in its capacities as a Lender), the Swingline Lender and each of the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. Except, in each case, as set forth in the sixth paragraph of this Article, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Borrower shall have rights as a third-party beneficiary of any of such provisions.

(b)            The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(c)            The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2 or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law, and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.2) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Lead Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)            The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)            The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f)            Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, (a) the Administrative Agent may resign at any time by giving 15 Business Days’ prior written notice to the Lenders, the Swingline Lender, the Issuing Banks and the Lead Borrower and (b) the Lead Borrower may remove the Administrative Agent at any time on and after the date that the Administrative Agent or any of its direct or indirect parent companies satisfies any provision of clause (d) of the definition of “Defaulting Lender”, by giving written notice to the Administrative Agent, each Lender, the Swingline Lender and each Issuing Bank. Any such resignation or removal hereunder shall also constitute the Administrative Agent’s resignation or removal as an Issuing Bank and Swingline Lender, in which case the resigning or removed Administrative Agent shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder, and shall maintain all of its rights as an Issuing Bank or Swingline Lender, as the case may be (as a Defaulting Lender, in the case of its removal pursuant to clause (b) above), with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Upon any such removal, the Lead Borrower shall have the right to appoint a successor Administrative Agent, which shall be a commercial bank having a combined capital and surplus of at least $200,000,000 with an office in New York, New York, or an Affiliate of any such commercial bank with an office in New York, New York. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a commercial bank having a combined capital and surplus of at least $200,000,000 with an office in New York, New York, or an Affiliate of any such commercial bank with an office in New York, New York; provided that, in the event that such successor or Administrative Agent appointed by the Required Lenders is not Citibank or any of its Affiliates, and so long as no Event of Default shall have occurred and be continuing, the Lead Borrower shall have the right to approve such successor Administrative Agent (such approval not to be unreasonably withheld or delayed). If, following the resignation of the Administrative Agent, no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, in the event that such successor Administrative Agent appointed by the resigning Administrative Agent is not Citibank or any of its Affiliates, and so long as no Event of Default shall have occurred and be continuing, the Lead Borrower shall have the right to approve such successor Administrative Agent (such approval not to be unreasonably withheld or delayed). Upon the removal of the Administrative Agent by the Lead Borrower as provided above, or upon the resignation effective date established in the Administrative Agent’s resignation notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, (i) the removed or retiring Administrative Agent’s resignation or removal shall nevertheless become effective and the removed or retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article) and (ii) except for amount owed or otherwise payable from time to time to the retiring Administrative Agent under the Loan Documents, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as a successor Administrative Agent is appointed in accordance with the terms of this paragraph. The fees payable by Holdings or the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the removed, retiring or retired Administrative Agent.

(g)            In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan, any reimbursement obligation in respect of any LC Disbursement or any Cash Collateral Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (x) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, any reimbursement obligation in respect of any LC Disbursement, any Cash Collateral Obligation and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 2.11 and 9.3) allowed in such judicial proceeding; and (y) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.11 and 9.3.

(h)            Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(i)            Anything herein to the contrary notwithstanding, the Arrangers, and each Syndication Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their respective capacities, as applicable, as the Administrative Agent or a Lender hereunder.

(j)            The Lenders irrevocably authorize (i) any Guarantor to be released from its obligations under any Guaranty as contemplated by Section 9.17 and (ii) the Administrative Agent to acknowledge the release of such Guarantor from its obligations under such Guaranty and take any other actions in connection therewith, in each case in accordance with Section 9.17. Upon request by the Administrative Agent at any time, the Required Lenders will reaffirm in writing the authorization granted in the immediately preceding sentence.

Section 8.2      Erroneous Payments.

(a)            If the Administrative Agent (x) notifies a Lender or Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.2 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)             it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender or Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.2(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.2(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.2(a) or on whether or not an Erroneous Payment has been made.

(c)            Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d)            (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Lead Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Lead Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Lead Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(ii)            Subject to Section 9.4 (but excluding, in all events, any assignment consent or approval requirements (whether from the Lead Borrower or otherwise)), the Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e)            The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Lead Borrower or any other Loan Party; provided that this Section 8.2 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Lead Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Lead Borrower for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 8.2 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX

Miscellaneous

Section 9.1      Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)             if to Holdings and/or the Lead Borrower, to it, care of Holdings, at 2375 Waterview Drive, Northbrook, IL 60062-6111, Attention: Vice President, Treasury and Investor Relations, Treasurer and Assistant Secretary, Telephone: (847) 405-2515; E-mail: Treasury@cfindustries.com;

(ii)            if to the Administrative Agent, to it at One Penns Way, OPS II, New Castle, DE 19720, Attention: Agency Operations, Telecopier: (646) 291-5066; Email: USAgencyServicing@citi.com;

(iii)           if to the Swingline Lender, to it at One Penns Way, OPS II, New Castle, DE 19720, Attention: Agency Operations, Telecopier: (646) 291-5066; Email: USAgencyServicing@citi.com; and

(iv)           if to any other Lender or Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, Holdings or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)            Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Each Borrower agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on DebtDomain or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications effected thereby (the “Communications”). No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Agent Party (as determined in a final, non-appealable judgment by a court of competent jurisdiction).

Section 9.2      Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Swingline Lender, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom by any Loan Party party thereto shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Swingline Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)            Except as provided for below, this Agreement or any provision hereof may not be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Lead Borrower and the Required Lenders, or by the Lead Borrower and the Administrative Agent with the consent of the Required Lenders (except that the Administrative Agent and the Lead Borrower may enter into any amendment of this Agreement in order to correct any obvious error or any immaterial technical error or omission therein without the consent of the Required Lenders); provided, however, that no such amendment, waiver or consent shall:

(i)             extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that any amendment or waiver to any condition precedent in Section 4.2 or any amendment or waiver with respect to a mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase in the Commitment of any Lender);

(ii)            reduce the principal amount of any Loan of any Lender or any reimbursement obligation owed in respect of any LC Disbursement made by any Issuing Bank or reduce the rate of interest thereon, or reduce any fees payable to any Lender hereunder, without the written consent of such Lender;

(iii)           postpone the scheduled date of payment of the principal amount of any Loan of any Lender or any reimbursement obligation owed in respect of any LC Disbursement made by any Issuing Bank, or any interest thereon, or any fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment to any Lender, or postpone the scheduled date of expiration of any Lender’s Commitment, without the written consent of such Lender; provided, however, that notwithstanding clause (ii) or (iii) of this Section 9.2(b), only the consent of the Required Lenders shall be necessary to waive any obligation of any Borrower to pay interest at the default rate set forth in Section 2.12(d);

(iv)           change Section 2.17(b), Section 2.17(c) or any other Section hereof providing for the ratable treatment of the Lenders, in each case in a manner that would alter the pro rata sharing of payments required thereby, or change the definition of “Applicable Percentage”, in each case without the written consent of each Lender directly and adversely affected thereby (it being understood that the transactions contemplated in Section 2.19, Section 2.20 and Section 2.21 shall not be deemed to alter such pro rata sharing of payments);

(v)            release (x) the Lead Borrower from Guaranteeing the Obligations of any other Borrower or (x) Holdings from Guaranteeing the Obligations, in each case without the written consent of each Lender;

(vi)           change any of the provisions of this Section 9.2 or the percentage referred to in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vii)          change the definition of “Alternative Currency” or “Designated Borrower Jurisdiction”, in each case, without the written consent of each Lender; or

(viii)         waive any condition set forth in Section 4.4 without the written consent of each Lender.

(c)            Notwithstanding anything to the contrary herein:

(i)             no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Arranger, any Syndication Agent, any Issuing Bank or the Swingline Lender hereunder in their capacity as such without the prior written consent of the Administrative Agent, such Arranger, such Syndication Agent, such Issuing Bank or the Swingline Lender, as the case may be;

(ii)            no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that:

(iii)           the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and

(iv)           any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender,

(d)            this Agreement may be waived, amended or modified as contemplated by Section 2.19, Section 2.20, Section 2.21, Section 2.24, and as otherwise specified in any other provision of this Agreement, subject in each case only to the consent of the parties described in such provision as being required for such amendment to become effective; and

(e)            each Lender hereby irrevocably authorizes and directs the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement or any other Loan Document as the Administrative Agent reasonably deems appropriate in order to correct any errors or omissions, if the Administrative Agent and the Lead Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents.

Section 9.3      Expenses; Indemnity; Damage Waiver. (a) Each of Holdings and the Lead Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their respective Affiliates, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and the Arrangers, taken as a whole, and, if reasonably necessary, one local counsel to the Administrative Agent and the Arrangers, taken as a whole, in each appropriate jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel to the affected Persons, taken as a whole, in each case, in connection with the syndication of the credit facilities provided for herein, the preparation, execution, delivery and administration of this Agreement, any other Loan Document or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Swingline Lender, any Issuing Bank and the Lenders, including, without limitation, the reasonable and documented fees, disbursements and other charges of one firm of counsel for the Administrative Agent and all the Lenders, taken as a whole, and, if reasonably required, one local counsel to all such Persons as necessary in each appropriate jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel for the affected Persons, taken as a whole, in each case, in connection with the enforcement of the Loan Documents, including its rights under this Section 9.3, or in connection with the Loans made or Letters of Credit issued hereunder, including all reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit if a Default has occurred and is continuing.

(b)            Each of Holdings and the Lead Borrower agrees, on a joint and several basis, to indemnify the Administrative Agent, each Arranger, each Issuing Bank, the Swingline Lender and each Lender, and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages and liabilities arising out of or relating to any investigation, litigation or proceeding against any Indemnitee by any third party or by any Borrower or any other Loan Party related to (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) the release of Hazardous Materials at any property or facility currently or formerly owned, leased or operated by Holdings or any of its subsidiaries, or any other Environmental Liability related in any way to Holdings or its subsidiaries, in each case regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or any Borrower or any Affiliate of any Borrower), including the reasonable and documented legal or other out-of-pocket expenses, fees, charges and disbursements of one counsel for any Indemnitee in connection with the investigation or defense thereof; provided that such indemnity shall not, as to any Indemnitee, be available (v) with respect to Indemnified Taxes or Other Taxes that are indemnifiable under Section 2.16, (w) with respect to Excluded Taxes, (x) to the extent that such losses, claims, damages and liabilities are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) if arising from a material breach by such Indemnitee or one of its Affiliates of its express obligations under this Agreement or any other Loan Document (as determined by a court of competent jurisdiction by final and non-appealable judgment), but excluding actions of an Indemnitee of an administrative nature performed by the Administrative Agent in its capacity as such or (z) if arising from any dispute between and among Indemnitees that does not involve an act or omission by Holdings or any of its Subsidiaries (as determined by a court of competent jurisdiction by final and non-appealable judgment) other than any proceeding against the Administrative Agent, any Arranger, any Issuing Bank or the Swingline Lender in their respective capacities. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c)            To the extent that any of Holdings or the Lead Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.3, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or the Swingline Lender (in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment), as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that such Borrower’s failure to pay any such amount shall not relieve such Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(d)            Without limiting in any way the indemnification obligations of any of Holdings or the Lead Borrower pursuant to Section 9.3(b) or of the Lenders pursuant to Section 9.3(c), to the extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee or any Borrower or any of its Subsidiaries, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall relieve any Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e)            All amounts due under this Section 9.3 shall be payable promptly after written demand therefor.

Section 9.4      Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder (except pursuant to a transaction permitted by Section 6.3) without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.4. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.4) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)            the Lead Borrower, provided that no consent of the Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default listed in any of paragraphs (a), (b), (h) or (i) of Article VII has occurred and is continuing, any other assignee and provided further that the Lead Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)            each Issuing Bank, with respect to the Revolving Loans and Commitments;

(C)             the Swingline Lender, with respect to the Revolving Loans and Commitments; and

(D)             the Administrative Agent.

(ii)            Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or a greater amount that is an integral multiple of $1,000,000) unless each of the Lead Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Lead Borrower shall be required if an Event of Default has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect to one Class of Commitments or Loans;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (which fee may be waived by the Administrative Agent in its sole discretion); provided that no such processing and recordation fee shall be payable in connection with an assignment by or to Goldman Sachs Bank USA or any Affiliate thereof;

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E)             no such assignment shall be made to (i) any Loan Party nor any Affiliate of a Loan Party or (ii) any Defaulting Lender or any of its subsidiaries, or any Person, who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii); and

(F)             in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

For the purposes of this Section 9.4, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)           Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.4, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.14, Section 2.15, Section 2.16 and Section 9.3); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.4.

(iv)           The Administrative Agent, acting for this purpose as a nonfiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements (and any stated interest thereon) owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and the Administrative Agent and its Affiliates and, as to entries pertaining to it, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The Loans (including principal and interest) are registered obligations and the right, title, and interest of any Lender or its assigns in and to such Loans shall be transferable only upon notation of such transfer in the Register.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.4 and any written consent to such assignment required by paragraph (b) of this Section 9.4, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.6(b), Section 2.17(d) or Section 9.3(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi)           At the time of each assignment pursuant to this Section 9.4 to a Person that is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Administrative Agent and the Lead Borrower the appropriate IRS forms, certificates and other information described in Section 2.16. To the extent that an assignment of all or any portion of a Lender’s Loans or Commitments and related outstanding Obligations pursuant to this Agreement would, at the time of such assignment, result in increased costs under Sections 2.14, 2.15 or 2.16 from those being charged by the respective assigning Lender prior to such assignment, then no Borrower shall be obligated to pay such increased costs (although the Borrowers, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)            (i) Any Lender may, without the consent of the Lead Borrower, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (but not to Holdings or any Subsidiary thereof or any natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (c)(iii) of this Section 9.4, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.4; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14, Section 2.15 or Section 2.16 with respect to any participation, than its participating Lender would have been entitled to receive; provided, further that such Participant agrees to be subject to the obligations outlined in Section 2.16 as though it were a Lender (it being understood that the documentation required under Section 2.16(f) and (g) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)            Each Lender that sells a participation shall, acting solely for this purpose as a nonfiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or other obligations under this Agreement) except to the Borrowers as provided in Section 9.4(c)(i) or to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and/or Section 1.163-5 of the proposed United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining any Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii)            A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender or a Lender that is incorporated in a jurisdiction other than that in which the relevant Borrower is incorporated if it were a Lender shall not be entitled to the benefits of Section 2.16 unless such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(f) and Section 2.16(g) as though it were a Lender (it being understood that the documentation required under Section 2.16(f) and (g) shall be delivered to the participating Lender).

(d)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.4 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.5      Survival. All covenants, agreements, representations and warranties made by Holdings or any Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, Section 2.15, Section 2.16 and Section 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments, the resignation of the Administrative Agent, the replacement of any Lender, or the termination of this Agreement or any provision hereof.

Section 9.6      Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.7      Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.7, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.8      Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and subject to Section 9.23, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other obligations at any time owing by the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender (or any branch or agencies thereof, wherever located) to or for the credit or the account of any Loan Party against any of and all the Obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender under this Section 9.8 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender, the Swingline Lender and each Issuing Bank agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.9      Governing Law; Jurisdiction; Consent to Service of Process; Appointment of Service of Process Agent. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)            Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and/or any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any Loan Document shall affect any right that the Administrative Agent, any Issuing Bank, the Swingline Lender, or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto or its properties in the courts of any jurisdiction.

(c)            Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Loan Document in any court referred to in paragraph (b) of this Section 9.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Each Designated Borrower that is a Foreign Subsidiary of Holdings agrees that the failure by Holdings or any other duly appointed agent for service of process to notify such Designated Borrower of such process will not invalidate the proceedings concerned.

(e)            Each Designated Borrower that is a Foreign Subsidiary of Holdings hereby irrevocably designates, appoints and empowers the Lead Borrower as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding and the Lead Borrower hereby accepts such designation and appointment.

Section 9.10      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY APPLICABLE LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12      Confidentiality. (a) Subject to the provisions of clause (b) of this Section 9.12, each of the Administrative Agent, each Issuing Bank, the Swingline Lender, and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and will agree to keep such Information confidential in accordance with this Section 9.12) who are directly involved in the Transactions on a confidential and need-to-know basis, (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by any Governmental Authority having jurisdiction over such Administrative Agent, Issuing Bank, the Swingline Lender, or Lender, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (x) promptly notify the Lead Borrower in advance of such disclosure, to the extent permitted by law and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Administrative Agent, Issuing Bank, the Swingline Lender, or Lender, as applicable, shall (x) promptly notify the Lead Borrower in advance of such disclosure and the opportunity to obtain a protective order in respect thereof if no conflict exists with such Person’s governmental, regulatory or legal requirements to the extent permitted by law and (y) so furnish only that portion of such Information which the applicable Person is legally required to disclose), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as, and no less restrictive than, those of this Section 9.12, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (vii) with the prior written consent of the Lead Borrower, and (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12 or by the respective Lender or agent or (y) becomes available to the Administrative Agent, any Issuing Bank, the Swingline Lender, or any Lender on a nonconfidential basis from a source other than any Loan Party that is not, to the knowledge of such Administrative Agent, Issuing Bank, Swingline Lender or Lender, subject to confidentiality obligations to any Loan Party. For the purposes of this Section 9.12, “Information” means all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank, the Swingline Lender, or any Lender on a nonconfidential basis prior to disclosure by such Loan Party from a source other than a Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any person.

(b)            Each of Holdings and the Borrowers hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any Information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer Information regarding the creditworthiness of Holdings and its Subsidiaries), provided that such Persons shall be subject to the provisions of this Section 9.12 to the same extent as such Lender.

(c)            EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWERS AND THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(d)            ALL INFORMATION AS DEFINED IN SECTION 9.12(a), INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY HOLDINGS, ANY BORROWER, ANY OF THEIR RESPECTIVE SUBSIDIARIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RESPECTIVE SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, EACH BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

(e)            The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agents shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”. For the avoidance of doubt, nothing in this clause (e) shall obligate the Borrower to make any determination as to whether any Borrower Materials should be labeled “PUBLIC” or not.

Section 9.13      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursements or participations therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

Section 9.14      No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Holdings and the Borrowers acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, each Arranger, each Syndication Agent, each Issuing Bank, the Swingline Lender and the Lenders are arm’s-length commercial transactions between Holdings and the Borrowers, on the one hand, and the Administrative Agent, each Arranger, the Syndication Agent, each Issuing Bank, the Swingline Lender and the Lenders, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the Transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, each Arranger, each Syndication Agent, each Issuing Bank, the Swingline Lender and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings or any of its Subsidiaries, or any other Person in connection with the Loan Documents and (B) neither the Administrative Agent, any Arranger, any Syndication Agent, any Issuing Bank, the Swingline Lender nor any Lender has any obligation to Holdings or any Borrower with respect to the Transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, each Arranger, each Syndication Agent, each Issuing Bank, the Swingline Lender and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Holdings and the Borrowers, and neither the Administrative Agent, any Arranger, any Syndication Agent, any Issuing Bank, the Swingline Lender nor any Lender has any obligation to disclose any of such interests to Holdings or any Borrower.

Section 9.15      Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, Assignment and Assumption or in any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.16      USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower and each Guarantor, which information includes the name and address of each Borrower and each Guarantor and other information that will allow such Lender to identify each Borrower in accordance with the USA PATRIOT Act.

Section 9.17      Release of Guarantors.

(a)            Notwithstanding anything to the contrary in any Loan Document, if (i) a Subsidiary (other than the Lead Borrower) is a Guarantor solely as a result of its designation as a Designated Borrower hereunder or because it was designated as a Guarantor pursuant to Section 5.9, and (ii) (x) such designation as a Designated Borrower is terminated in accordance with the terms of this Agreement, (y) such Person ceases to be (or substantially simultaneously with its release as a Guarantor will cease to be) a Subsidiary, or (z) the Lead Borrower elects in writing to cause such Subsidiary to cease to be a Guarantor (in the case of clauses (x) and (z), so long as (A) no Default or Event of Default exists immediately before and immediately after giving effect to the release of such Subsidiary from its Guaranty and (B) Liens incurred on the assets of such Subsidiary in reliance on clause (l) of Section 6.2 would be permitted at the time of such release (and thenceforth shall be deemed) to be incurred in reliance on the other clauses of Section 6.2), then on and after the date that such Subsidiary ceases to be a Subsidiary, or a Designated Borrower or Guarantor hereunder, such Guarantor may, and in the discretion of the Lead Borrower upon notice in writing to the Administrative Agent specifying the reason for such release shall, be released from all of its obligations under this Agreement and the other Loan Documents to which it is a party, and thereafter such Person shall no longer constitute a Guarantor under the Loan Documents. Notwithstanding anything in this Agreement to the contrary, and in addition to any release pursuant to the immediately preceding sentence, any Guarantor shall be released from its Guaranty to the extent provided in the Guaranty to which it is a party, and each Guaranty shall automatically be released upon termination of the Commitments and payment in full of all Obligations (other than indemnities and other contingent obligations with respect to which no claim for reimbursement has been made and Letters of Credit that have been cash collateralized pursuant to arrangements mutually agreed between the applicable Issuing Bank and the Lead Borrower, or with respect to which other arrangements have been made that are satisfactory to the applicable Issuing Bank).

(b)            At the request of the Lead Borrower, the Administrative Agent shall, at the Lead Borrower’s expense, execute such additional documents as are necessary to acknowledge any such release in accordance with this Section 9.17 and in accordance with the applicable Guaranty, so long as the Lead Borrower shall have provided the Administrative Agent a certificate, signed by a Responsible Officer of the Lead Borrower, certifying as to satisfaction of the applicable requirements set forth in this Section 9.17 and the release or subordination, as applicable, of such Guaranty or collateral in compliance with this Agreement and the applicable Loan Document.

Section 9.18      Judgment Currency.

(a)            The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in the applicable Alternative Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the applicable Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower or any other Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Equivalent or Alternative Currency Equivalent (as applicable), and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)            If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. If any amount paid to the Administrative Agent or the applicable Lender under this Section 9.18 is greater than the amount originally due under this Section 9.18, the Administrative Agent or the applicable Lenders, as applicable, shall return the excess amount to such Loan Party (or to the Person legally entitled thereto).

(c)            For purposes of determining the Dollar Equivalent or Alternative Currency Equivalent or any other rate of exchange for this Section 9.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 9.19      [Reserved].

Section 9.20      Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an affected Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)             a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.

Section 9.21      [RESERVED].

Section 9.22      Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)             such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.23      Several Liability. Notwithstanding anything to contrary herein or in any other Loan Document, the Obligations of each Foreign Designated Borrower are several and not joint and no Foreign Designated Borrower shall be responsible for any other Borrower’s Obligations or failure to pay its Obligations hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CF INDUSTRIES HOLDINGS, INC.,
as Holdings

By:	/s/ Martin A. Jarosick
	Name:	Martin A. Jarosick
	Title:	Vice President, Treasury and Investor Relations, Treasurer and Assistant Secretary

CF INDUSTRIES, INC.,
as the Lead Borrower

By:	/s/ Martin A. Jarosick
	Name:	Martin A. Jarosick
	Title:	Vice President, Treasury and Investor Relations, Treasurer and Assistant Secretary

[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A.,
as Administrative Agent

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

CITIBANK, N.A., as a Lender, Swingline Lender and an Issuing Bank,

By:	/s/ Michael Vondriska
	Name:	Michael Vondriska
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

BANK OF MONTREAL, as a Lender and an Issuing Bank

By:	/s/ Zaman Ahmed
	Name:	Zaman Ahmed
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender and an Issuing Bank

By:	/s/ Andrew Vernon
	Name:	Andrew Vernon
	Title:	Authorized Signatory

[Signature Page to Revolving Credit Agreement]

AGFIRST FARM CREDIT BANK, as a Lender

By:	/s/ Brandon Waring
	Name:	Brandon Waring
	Title:	VP Capital Markets

[Signature Page to Revolving Credit Agreement]

BANK OF AMERICA, N.A., as a Lender and an Issuing Bank

By:	/s/ Amanda Ylvisaker
	Name:	Amanda Ylvisaker
	Title:	Associate

[Signature Page to Revolving Credit Agreement]

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender and an Issuing Bank

By:	/s/ Andrew Millane
	Name:	Andrew Millane
	Title:	Executive Director & Authorized Signatory

[Signature Page to Revolving Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender and an Issuing Bank

By:	/s/ John Tucker
	Name:	John Tucker
	Title:	Managing Director

[Signature Page to Revolving Credit Agreement]

TRUIST BANK, as a Lender and an Issuing Bank

By:	/s/ Alexander Harrison
	Name:	Alexander Harrison
	Title:	Director

[Signature Page to Revolving Credit Agreement]

COBANK, ACB, as a Lender

By:	/s/ Travis Vogler
	Name:	Travis Vogler
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

By:	/s/ Kevin Chambers
	Name:	Kevin Chambers
	Title:	Executive Director

By:	/s/ Elizabeth Halfin
	Name:	Elizabeth Halfin
	Title:	Executive Director

[Signature Page to Revolving Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, NEW YORK BRANCH, as a Lender

By:	/s/ Steven F. Bobinchak
	Name:	Steven F. Bobinchak
	Title:	Vice President

[Signature Page to Revolving Credit Agreement]